UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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National City Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 7, 2007

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of National City Corporation (“National City”), which will be held at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, on Tuesday, April 24, 2007, commencing at 10:00 a.m., Eastern Daylight Time.

The primary business of the meeting will be to consider and vote upon the election of directors for the coming year, the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2007, to vote on one stockholder proposal concerning executive compensation, if it is properly presented at the meeting, and the transaction of such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement containing further information pertinent to the business of the meeting are set forth on the following pages. Our Annual Report, including consolidated financial statements, for the year 2006 was delivered to you previously.

Your vote is important no matter how many shares you own, and we hope you will be able to attend the meeting in person. Regardless of whether you plan to attend the Annual Meeting, you may submit your proxy by using the Internet, using the telephone or by signing and dating the enclosed proxy card and returning it in the accompanying envelope. If you wish to communicate directly with National City, the mailing address of National City’s executive offices is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Secretary.

Sincerely,

David A. Daberko
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
COMPENSATION AND ORGANIZATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of
NATIONAL CITY CORPORATION

The Annual Meeting of Stockholders of National City Corporation (“National City”) will be held at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, on Tuesday, April 24, 2007, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and voting upon the following matters:

1. The election of directors;

2.	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2007;

3.	To vote on one stockholder proposal concerning executive compensation, if it is properly presented at the meeting; and

4. The transaction of such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 2, 2007 are entitled to receive notice of and to vote at the meeting. A list of the stockholders will be available at the meeting and for the 10 days preceding the meeting at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114.

All stockholders who are entitled to vote, even if you are planning to attend the Annual Meeting, are requested to submit your proxy by using the Internet, the telephone or by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted. If you attend the meeting and vote in person, your vote will supersede any proxy you may have previously authorized. If you wish to communicate directly with National City, the mailing address of National City’s executive offices is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Secretary.

Please vote your shares through any of the above-mentioned methods.

By Order of the Board of Directors

David L. Zoeller
Secretary

March 7, 2007

PROXY STATEMENT

March 7, 2007

Solicitation and Revocability of Proxies

This Proxy Statement is furnished in connection with the solicitation by the board of directors of National City Corporation (“National City”) of the accompanying proxy to be used at the Annual Meeting of Stockholders of National City and any adjournment thereof and is being sent on approximately the date of this Proxy Statement to each holder of National City Common Stock, par value $4.00 per share (“Common Stock”), as of March 2, 2007. The Annual Meeting will be held on Tuesday, April 24, 2007, at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, commencing at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by properly presented proxies, if such proxies are received in time and not revoked, will be voted at such meeting in accordance with their specifications or, if no specifications are made, will be voted in favor of the election of directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as National City’s independent registered public accounting firm for 2007 and against the stockholder proposal concerning executive compensation. Any proxy may be revoked by the person giving it before it is exercised by use of the Internet by 6:00 a.m. April 24, 2007, Eastern Daylight Time, or the telephone by 6:00 a.m. April 24, 2007, Eastern Daylight Time, by National City’s receipt prior to the Annual Meeting of a later-dated proxy, by receipt by the Secretary of National City prior to the Annual Meeting of a written revocation or by such person appearing at the meeting and electing to vote in person.

Information as to Voting Securities

The board of directors of National City has fixed the close of business on March 2, 2007 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Holders of Common Stock on the record date are the only stockholders entitled to vote at the Annual Meeting. On the record date, there were 655,678,708 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on any matter to be voted on at the Annual Meeting.

Corporate Governance

National City maintains strong corporate governance practices, and the board of directors reviews National City’s corporate governance practices on a continuing basis. The board established several permanent committees comprising directors who are appointed to those committees annually. The principal committees are the Audit Committee, the Compensation and Organization Committee, the Nominating and Board of Directors Governance Committee and the Risk and Public Policy Committee. Following is a description of the corporate governance policies, including guidelines, codes and board of director committee charters, that National City adopted. More information about National City’s corporate governance is available on National City’s website at: www.NationalCity.com.

Corporate Governance Guidelines and Director Independence

The Corporate Governance Guidelines cover, among other issues, executive sessions of the board of directors, director qualifications, director responsibility, director independence, voting for directors, continuing education for members of the board of directors and internal performance evaluations.

Executive sessions of the board of directors (without participation of any officer, including the chairman and chief executive officer) are to be held at least twice a year. The chairman of the Nominating and Board of Directors Governance Committee presides at the executive sessions of the board of directors.

The board of directors of National City determined that 10 of the 12 current directors are “independent” as defined by National City’s Corporate Governance Guidelines and the New York Stock Exchange corporate governance rules. The board of directors also determined that 9 of the 11 nominees for election to the board of directors of National City are independent under these guidelines. David A. Daberko, National City’s chairman of the board and chief executive officer, and Peter E. Raskind, president of National City, are the only non-independent directors.

All members of the Audit Committee, the Compensation and Organization Committee, the Nominating and Board of Directors Governance Committee and the Risk and Public Policy Committee are independent under these guidelines.

The Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes withheld from or against his or her election than votes for his or her election shall tender his or her resignation for consideration by the Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee shall consider the best interests of National City and its stockholders and shall recommend to the board of directors the action to be taken with respect to the tendered resignation.

Code of Ethics

The Code of Ethics governs the actions and working relationships of National City employees, officers and directors. The Code of Ethics addresses, among other items, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations and encourages the reporting of any illegal or unethical behavior.

National City requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving National City or its employees. National City established a Compliance Hotline to allow employees, officers and directors to anonymously report any known or suspected violation of laws, rules or regulations or the Code of Ethics.

Code of Ethics for Senior Financial Officers

The Code of Ethics for Senior Financial Officers addresses some of the same issues as the Code of Ethics, such as the importance of honesty, integrity and confidentiality, but establishes specific standards related to financial controls and reporting for senior financial officers of National City. Senior financial officers of National City are expected to adhere to both the National City Corporation Code of Ethics and the Code of Ethics for Senior Financial Officers.

Charters for the Audit Committee, the Nominating and Board of Directors Governance Committee, the Compensation and Organization Committee and the Risk and Public Policy Committee

National City’s board of directors adopted charters for the Audit, the Nominating and Board of Directors Governance, the Compensation and Organization and the Risk and Public Policy Committees. These charters address issues such as independence of the committee members, committee organization, member qualifications and committee powers, duties and responsibilities. The Audit Committee Charter also provides additional information on the selection, independence, authority and function of the independent registered public accounting firm and the authority and function of the general auditor.

These charters, the Corporate Governance Guidelines, the Code of Ethics, the Code of Ethics for Senior Financial Officers and other information about National City’s corporate governance are available on National City’s website at: www.NationalCity.com or in print through National City’s investor relations department.

Board of Directors and Committees

The board of directors of National City is responsible for establishing broad corporate policies and for the overall performance of National City. The board, however, is not involved in the day-to-day operating details of National City’s business. Members of the board are kept informed of National City’s business through various documents and reports provided by the chairman of the board and other officers of National City and by participating in board and board committee meetings. Each director has access to all books, records and reports of National City, and members of management are available at all times to answer any director’s question.

National City, through its Corporate Governance Guidelines, established director responsibilities and qualifications. All directors are expected to attend meetings of the board and of the board committees of which they are members. Directors who attend less than 75% of the meetings of the board and its committees for two consecutive years will not be eligible for nomination to the board of directors. Directors are expected to be prepared for these meetings and to be able to devote the time required for preparation and participation.

During 2006, the board of directors of National City held 5 regularly scheduled meetings and 2 special meetings. Average attendance by directors at those meetings was 99% and all incumbent directors attended 75% or more of the meetings of the board and the board committees they were scheduled to attend. All of the persons nominated and elected as directors of National City at National City’s 2006 Annual Meeting of Stockholders attended that Annual Meeting.

Each principal committee of the board of directors is described below. The members of each committee are identified below and in the biographical material of the nominees for election of directors. Additional information regarding the functions performed by each committee is set forth in each committee’s respective charter.

The Audit Committee.  The Audit Committee is required to meet at least 4 times per year and met 11 times during 2006. The Audit Committee is composed of directors who are independent of the management of National City and are free of any relationship that would interfere with their exercise of independent judgment as committee members. The Audit Committee has oversight responsibility for the independent registered public accounting firm and the general auditor. The Audit Committee performs the duties and responsibilities delegated to it by the board of directors to fulfill the board of directors’ responsibilities to stockholders, potential stockholders and the investment community relating to corporate accounting and reporting practices of National City, effectiveness of National City’s internal control structure and procedures for financial reporting and compliance with applicable laws and regulations. The Audit Committee also approves, engages and has sole authority to terminate the independent registered public accounting firm. In so doing, the Audit Committee maintains free and open communications among the directors, the independent registered public accounting firm, the general auditor and the management of National City. The members of the Audit Committee are Messrs. Barfield, Broadhurst, Lindner and Weiss and Dr. Thornton. Mr. Broadhurst is chairman. The board of directors has determined that Messrs. Barfield and Broadhurst are Audit Committee Financial Experts. Each Audit Committee Financial Expert is independent. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the Report of the Audit Committee included in this Proxy Statement.

The Compensation and Organization Committee.  The Compensation and Organization Committee (the “Compensation Committee”) meets on the call of its chairman and met 6 times during 2006. The Compensation Committee is composed of directors who are independent of the management of National City and are free of any relationship that would interfere with their exercise of independent judgment as committee members.

Pursuant to its charter, the Compensation Committee considers and authorizes the compensation philosophy for National City’s personnel, reviews and evaluates chief executive officer and senior management performance in light of goals and objectives set by the Compensation Committee, annually reviews and approves benefits for the chief executive officer and senior management, sets the chief executive officer’s and senior management’s compensation based upon performance, makes recommendations to the board of directors with respect to incentive compensation plans, deferred compensation plans, executive retirement plans and equity based plans, oversees incentive, deferred compensation, executive retirement and equity based plans, considers matters relating to compensation policy and compensation of senior officers of National City and its subsidiaries and makes recommendations to the board of directors of National City on matters relating to succession management and organization of senior executive management. Certain executive officers are responsible for providing the Compensation Committee with information necessary to make informed decisions relating to executive pay or to recommend executive pay actions based upon performance. These actions are generally handled by the director of human resources and the chief executive officer. Neither the Compensation Committee nor the executive officers make recommendations with respect to director compensation, as the Nominating and Board of Directors Governance Committee evaluates and establishes director compensation. The Compensation Committee has the authority to retain and terminate advisors to assist in discharging its duties including the authority to approve such advisors’ fees and retention terms. The Compensation Committee has used the services of Watson Wyatt Worldwide for independent compensation advice. Watson Wyatt reports directly to the Compensation Committee and works with management on behalf of the Compensation Committee to conduct its work. In 2006, Watson Wyatt assisted with the preliminary draft of the Compensation Discussion and Analysis based on its prior work with the Compensation Committee and provided objective data for the Compensation Committee to review for the process of establishing goals for the 2007 performance year.

Under the terms of National City’s Long-Term Cash and Equity Incentive Plan, the Compensation Committee is authorized to grant stock options, restricted stock awards, restricted stock units, appreciation rights and awards of Common Stock to officers and key employees of National City and its subsidiaries. The Compensation Committee also determines the award opportunities and participants for plan cycle awards under the Long-Term Cash and Equity Incentive Plan and the Management Incentive Plan for Senior Officers, as Amended and Restated, and establishes the peer group for both plans.

The members of the Compensation Committee are Messrs. Connor, Ormond and Shaheen and Dr. Healy. Mr. Ormond is chairman. Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the Compensation Discussion and Analysis and the Report of Compensation and Organization Committee included in this Proxy Statement.

The Nominating and Board of Directors Governance Committee.  The Nominating and Board of Directors Governance Committee meets on the call of its chairman and met 4 times during 2006. The Nominating and Board of Directors Governance Committee nominates director candidates for election by stockholders and advises and makes recommendations to the board of directors of National City with respect to nominations to fill vacancies on the board of directors, director compensation, charters for and appointments to committees of the board of directors and other issues of corporate governance. The members of the Nominating and Board of Directors Governance Committee are Messrs. Connor, Ormond and Shaheen and Dr. Healy. Mr. Shaheen is chairman.

The Risk and Public Policy Committee.  The Risk and Public Policy Committee meets on the call of its chairman and met 5 times during 2006. The Risk and Public Policy Committee has responsibility for the processes for managing National City’s credit, market, interest rate, liquidity, regulatory, legal and operational risks, the process for determining the adequacy of National City’s capital and the performance of National City’s internal risk management function. The members of the Risk and Public Policy Committee are Messrs. Barfield, Broadhurst, Lindner and Weiss and Dr. Thornton. Mr. Weiss is chairman.

Board of Director Nomination Process

Nominations of persons for election as directors of National City may be made by the Nominating and Board of Directors Governance Committee or by any stockholder who is a stockholder of record at the time of giving notice as provided below. Additionally, stockholders may submit the name of a possible nominee for consideration by the Nominating and Board of Directors Governance Committee.

To be timely, a stockholder’s notice to nominate a director candidate must be delivered to or mailed to and received at the principal executive offices of National City, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Executive Offices, not less than 60 days prior to the meeting of the stockholders; provided, however, that in the event that a public announcement of the date of such meeting is not made at least 75 calendar days prior to the date of such meeting, notice by the stockholder must be so received not later than the close of business on the 10th calendar day following the day on which the public announcement is first made of the date of such meeting.

Such stockholder’s notice must include (i) the name and address, as they appear on National City’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving notice is a holder of record of Common Stock, entitled to vote at such meeting, and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of Common Stock beneficially owned and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated by the board of directors; and (vi) a signed consent of each nominee to serve as a director of National City if so elected.

At the request of the board of directors, any person nominated by the board of directors for election as a director must furnish to the Secretary of National City that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The presiding officer of any meeting of stockholders will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed herein, and if he or she should so determine, he or she will declare the nomination as defective and the nomination will be disregarded.

Director Qualifications.  There should be no more than 15 members on the board of directors. No director may serve on more than 4 other public company boards of directors. To preserve independence and to avoid conflicts of interest, each director shall advise the chairman of the Nominating and Board of Directors Corporate Governance Committee in advance of accepting an invitation to serve on another public company board of directors.

The following standards shall be used to determine director qualification:

•	Experience as a chief executive officer, member of senior management or director of a nationally recognized or otherwise significant business corporation, educational institution or not-for-profit organization.

•	Not older than 68 years of age.

•	Serves on no more than 4 other publicly held corporation boards of directors.

•	Serves on no more than 2 other audit committees of the boards of directors of publicly held corporations.

•	Beneficially owns at least 12,000 shares of Common Stock within 3 years of becoming a director.

•	May not be, or be affiliated with, a service provider to National City such as an attorney, accountant or consultant.

•	The individual has particular skills or expertise that enhance the overall composition of the board of directors.

There is no specified term limit that a director may serve on the National City board of directors. The Nominating and Board of Directors Governance Committee reviews each director’s performance annually to assess independence, attendance and overall performance. A director is required to submit a letter of resignation to the board of directors upon the loss of principal employment prior to normal retirement age, however, at the discretion of the Nominating and Board of Directors Governance Committee, the director may be nominated for an additional one-year term as a director.

In 2005, the board of directors of National City engaged a third-party search firm to assist in identifying and evaluating potential director nominees.

Director Compensation

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)(2)	($)(3)	($)	($)(4)	($)(5)	($)(6)	($)

Jon E. Barfield	65,000	67,899	0	16,800	0	6,004	155,703
James S. Broadhurst	81,250	67,899	0	16,800	0	2,004	167,953
Christopher M. Connor	55,000	67,899	0	16,800	0	2,004	141,703
Joseph T. Gorman	12,500	0	0	0	0	4,444	16,944
Bernadine P. Healy, M.D.	55,000	67,899	0	16,800	0	2,004	141,703
S. Craig Lindner	65,000	67,899	0	16,800	0	2,004	151,703
Michael B. McCallister	12,500	0	0	16,800	0	0	29,300
Paul A. Ormond	60,000	67,899	0	16,800	0	6,004	150,703
Robert A. Paul	17,500	0	0	0	0	444	17,944
Gerald L. Shaheen	60,000	67,899	0	16,800	0	6,004	150,703
Jerry Sue Thornton, Ph.D.	70,000	67,899	0	16,800	0	2,004	156,703
Morry Weiss	73,750	67,899	0	16,800	0	5,004	163,453

(1)	Messrs. Gorman and Paul did not stand for re-election at the 2006 Annual Meeting of Stockholders. Messrs. Daberko and Raskind do not receive any compensation for their service as directors. All compensation received by Messrs. Daberko and Raskind for their service as executive officers is fully reflected in the compensation tables set forth below under Executive Compensation.

(2)	Members of the board of directors of National City who are not employees of National City, or any of its subsidiaries, receive a yearly retainer of $50,000. An additional yearly retainer of $15,000 is paid to each Audit Committee member, and an additional yearly retainer of $15,000 is paid to the chairman of the Audit Committee. In July 2006, the yearly retainer was increased from $40,000 to $50,000 and the yearly retainer paid to the chairman of the Audit Committee was increased from $10,000 to $15,000. An additional yearly retainer of $5,000 is paid to each member of each other committee, and an additional yearly retainer of $5,000 is paid to the chairman of each other committee. All yearly retainers are payable in quarterly installments on March 1, June 1, September 1 and December 1. Under a plan for the deferred payment of directors’ fees, a director may elect to have the payment of fees deferred until his or her departure from the board.

(3)	For the year 2006, each director re-elected to the board of directors was awarded 2,000 shares of Common Stock subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. The restrictions on such shares of Common Stock expire at the earlier of the individual director’s death or disability, a change in control or the date that is nine months after the date of the award. In 2005, the grant to each director was 1,200 shares, and the value in the Stock Awards column reflects one month’s compensation cost recorded in accordance with the Financial Accounting Standards Board’s standard on share-based payments (“FAS 123R”) for the 2005 grant and eight months’ compensation cost recorded in accordance with FAS 123R for the 2006 grant. The grant date fair value of the 2006 award under FAS 123R is $71,340 and is based on the closing price of a share of National City Common Stock of $35.67 on April 24, 2006.

Each member of the board of directors of National City upon becoming a director is awarded 2,000 shares of Common Stock, subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan, and Mr. McCallister received this award upon becoming a director on December 19, 2006. No value is reported in the Stock Awards column with respect to Mr. McCallister’s award as, in accordance with FAS 123R, no compensation cost was recorded in 2006. The grant date fair value of Mr. McCallister’s 2006 award under FAS 123R is $73,060 and is based on the closing price of a share of National City Common Stock of $36.53 on December 19, 2006.

The aggregate number of stock awards outstanding as of December 31, 2006 for each of Messrs. Barfield, Broadhurst, Connor, Lindner, McCallister, Ormond, Shaheen and Weiss and Drs. Healy and Thornton is 2,000 shares, representing the 2006 awards granted in April to each director re-elected to the board and in December to Mr. McCallister.

(4)	The National City Board of Directors Long-Term Incentive Compensation Plan provides for an annual award for each non-employee director ranging from zero to a maximum of $48,000. The actual award is based on National City’s position, as of December 31 of each year, in its peer group for the 3-year plan cycle then ending under the Long-Term Cash and Equity Incentive Plan. The award is immediately vested and credited to a deferred compensation account for the benefit of the non-employee director and is invested in phantom units of Common Stock. Cash payments of the award commence on February 1 of the year immediately following the year in which the director ceases to be a director. The award credited to each non-employee director’s account for the 3-year plan cycle ending December 31, 2006 was $16,800 based on a 12th place finish in the peer group comparison.

(5)	Directors can defer payment of their fees pursuant to the Amended National City Corporation Plan for Deferred Payment of Directors’ Fees (the “Director Deferral Plan”). The Director Deferral Plan allows each director to elect to defer receipt of the fees payable to him or her in connection with his or her future services. The amount deferred is credited to an unfunded compensation account in the director’s name. The account is comprised of two sub-accounts — the Interest Fund and the Stock Fund. The director elects the portion of his or her deferred fees that are to be credited to each sub-account. The Interest Fund credits interest quarterly at a rate equal to the highest rate of interest National City Bank is offering to pay on any savings or time deposits of less than $100,000 as of the first day of each calendar quarter. The Stock Fund is the phantom equivalent of National City’s Common Stock, and credits are made to the account quarterly in an amount equal to the then dividend rate. In 2006, the Interest Fund yielded a return of 5.341%, which is less than 120% of the Long-term Applicable Federal Rate established in January 2006. In 2006, dividend equivalents paid on the phantom stock were paid at the same rate and frequency as for all holders of National City Common Stock. Therefore, there are no preferential nonqualified deferred compensation earnings to report for any director.

(6)	National City will match, on a one-for-one basis, personal gifts to educational institutions or arts organizations made by each non-officer member of the board up to $4,000 annually. For 2006, charitable matches of $4,000 each were made on behalf of Messrs. Barfield, Gorman, Ormond and Shaheen and a charitable match of $3,000 was made on behalf of Mr. Weiss.

Directors receive dividends on their restricted stock awards at the same rate and frequency as all stockholders of National City. Dividends are not factored into the grant date fair value of the directors’ restricted stock, and the All Other Compensation column includes values of $444 for dividends paid on the 2005 stock award and $1,560 for dividends paid on the 2006 stock award. Mr. McCallister did not receive any dividends in 2006.

Compensation Committee Interlocks and Insider Participation

National City had no compensation committee interlocks or insider participations during 2006. Certain of National City’s directors, director nominees and executive officers, and their immediate family members and certain business affiliates, as defined by the Securities and Exchange Commission, have engaged in lending and other ordinary banking transactions, both personal and corporate, with National City and its subsidiaries during 2006 and to date during 2007. Similar additional transactions are expected to take place in the ordinary course of business in the future. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to National City and do not involve more than the normal risk of collectibility or present other unfavorable features.

Communications with Non-Management Members of the Board of Directors

An employee, officer, stockholder or other interested party who has an interest in communicating with non-management members of the board of directors, or the board as a whole, may do so by directing the communication to the chairman of the Nominating and Board of Directors Governance Committee, who is the presiding director for non-management sessions of the board of directors. Confidential messages for the chairman of the Nominating and Board of Directors Governance Committee may be delivered in writing to the chairman of the Nominating and Board of Directors Governance Committee, c/o Secretary, National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, or through the Compliance Hotline at: 1-877-465-3438.

Stockholder Action

1. ELECTION OF DIRECTORS

Directors are elected to serve until the next Annual Meeting and until their respective successors are duly elected and qualified. National City currently has 12 directors, and a total of 12 directors is currently authorized. The Nominating and Board of Directors Governance Committee has set the number of authorized directors for election at the Annual Meeting of Stockholders at 11 directors. It is intended that shares represented by proxies, unless contrary instructions are given, will be voted for the election of the director nominees listed on the following pages. Although management does not expect that any nominee will be unavailable for election, in the event that vacancies unexpectedly occur, the shares will be voted for substitute nominees, if any.

The 11 nominees for election to the board of directors of National City are identified on the following pages. All of the nominees are presently directors of National City and were elected at the last Annual Meeting, with the exception of two directors. Peter E. Raskind was elected president and appointed to the board of directors of National City on December 19, 2006, and Michael B. McCallister was appointed to the board of directors on December 19, 2006. Mr. McCallister was recommended to the board by a third-party search firm. S. Craig Lindner is not standing for re-election at the 2007 Annual Meeting of Stockholders. The following material contains biographical information concerning each of the nominees, including their positions and offices with National City, other directorships, current age, committee membership, the number of shares of Common Stock beneficially owned and Common Stock share equivalents owned as of February 14, 2007 and their recent employment through the date of this Proxy Statement.

Vote By Stockholders

The election of directors requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. Any nominee for director who receives a greater number of votes withheld from or against his or her election than votes for his or her election is required by National City’s Corporate Governance Guidelines to tender his or her resignation for consideration by the Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee shall consider the best interests of National City and its stockholders and shall recommend to the board of directors the action to be taken with respect to the tendered resignation.

NOMINEES FOR ELECTION AS DIRECTORS

JON E. BARFIELD, Chairman and President of The Bartech Group, Inc., a provider of professional staffing services, information technology and outsourced staffing management services, since 1995. Director of Dow Jones & Company, Inc., BMC Software, Inc. and CMS Energy Corporation. Director of National City since 1998; member of the Audit and the Risk and Public Policy Committees. Age 55. Shares of Common Stock owned: 48,561.

JAMES S. BROADHURST, Chairman and Chief Executive Officer of Eat’n Park Hospitality Group, Inc., a chain of family restaurants and a provider of contract dining services, since 1984. Director of National City since 1996; chairman of the Audit Committee and member of the Risk and Public Policy Committee. Age 63. Shares of Common Stock owned: 38,795.

CHRISTOPHER M. CONNOR, Chairman and Chief Executive Officer of The Sherwin-Williams Company, a global producer in the paint and coatings industry, since April 2000. Director of Eaton Corporation. Director of National City since 2002; member of the Compensation and Organization and the Nominating and Board of Director Governance Committees. Age 50. Shares of Common Stock owned: 22,491.

DAVID A. DABERKO, Chairman of the Board and Chief Executive Officer of National City since 1995. Director of OMNOVA Solutions Inc. and Marathon Oil Corporation. Director of National City since 1988. Age 61. Shares of Common Stock owned: 3,344,665, including options for 2,293,438 shares of Common Stock.

BERNADINE P. HEALY, M.D., Medical Columnist and Health Editor, U.S. News & World Report, since September 2002. Prior to 2002, President and Chief Executive Officer of the American Red Cross, a provider of humanitarian services to people in need, from September 1999 to December 2001. Director of Ashland Inc., Invacare Corporation and The Progressive Corporation. Director of National City since 2003 and previously a director of National City from 1995 to 2001 and 1989 to 1990; member of the Compensation and Organization and the Nominating and Board of Director Governance Committees. Age 62. Shares of Common Stock owned: 25,581.

MICHAEL B. McCALLISTER, President and Chief Executive Officer of Humana Inc., a provider of coordinated health insurance coverage and related services for employer groups, government-sponsored programs and individuals, since February 2000. Director of National City since December 2006. Age 54. Shares of Common Stock owned: 2,922.

PAUL A. ORMOND, Chairman, President and Chief Executive Officer of Manor Care, Inc., a provider of long-term care, skilled nursing and rehabilitative services, since 1991. Director of National City since 1999; chairman of the Compensation and Organization Committee and member of the Nominating and Board of Directors Governance Committee. Age 57. Shares of Common Stock owned: 44,842.

PETER E. RASKIND, President of National City since December 2006 and previously Vice chairman from December 2004 to December 2006 and Executive Vice President from 2000 to December 2004. Director of National City since December 2006. Age 50. Shares of Common Stock owned: 667,272, including options for 379,655 shares of Common Stock.

GERALD L. SHAHEEN, Group President of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, since 1998. Director of AGCO Corporation. Director of National City since 2001; chairman of the Nominating and Board of Directors Governance Committee and member of the Compensation and Organization Committee. Age 62. Shares of Common Stock owned: 21,542.

JERRY SUE THORNTON, Ph.D., President of Cuyahoga Community College, a provider of post-secondary education, since 1992. Director of RPM International Inc., Applied Industrial Technologies, Inc. and American Greetings Corporation. Director of National City since 2001; member of the Audit and the Risk and Public Policy Committees. Age 60. Shares of Common Stock owned: 32,531.

MORRY WEISS, Chairman of American Greetings Corporation, a greeting card manufacturer, since 1992. Chief Executive Officer of American Greetings Corporation from 1987 to June 2003. Director of National City since 1993; chairman of the Risk and Public Policy Committee and member of the Audit Committee. Age 66. Shares of Common Stock owned: 55,681.

The board of directors of National City unanimously recommends a vote FOR the slate of directors.

Beneficial Ownership

As of February 14, 2007, Common Stock was the only outstanding class of equity securities, as defined in Rule 13d-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), of National City. Beneficial ownership of Common Stock, for purposes of the beneficial ownership disclosures in this Proxy Statement, was determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act. Under Rule 13d-3, a person is deemed to be the beneficial owner of securities if he or she has or shares, directly or indirectly, voting power and/or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown do not purport to represent beneficial ownership for any purpose other than as set forth under Rule 13d-3. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Common Stock.

As of February 14, 2007, to the knowledge of National City, National City is the only entity that beneficially owned more than 5% of the then outstanding Common Stock. As of February 14, 2007, no individual director, nominee or officer beneficially owned more than 5% of the then outstanding Common Stock. For purpose of this disclosure, with respect to any one person or entity, the amount of outstanding Common Stock is the aggregate number of shares of Common Stock outstanding on February 14, 2007 plus an amount equal to the amount of Common Stock which such person or entity had the right to acquire as of that date and within 60 days of that date (i.e., pursuant to a stock option) and includes any shares held for the benefit of such person, if an officer, in National City’s 401(k) plan.

As reported in the Schedule 13G filed by National City on February 14, 2007, National City beneficially owned, as of December 31, 2006, 72,897,348 shares of Common Stock which constituted 11.5% of the outstanding Common Stock on that date. These shares are held in various fiduciary capacities through National City’s wholly-owned subsidiaries, primarily National City Bank and Allegiant Asset Management Company. Of the 19,947,254 shares of Common Stock as to which National City, through its subsidiaries, had voting authority, as of December 31, 2006, it had sole voting authority as to 19,947,254 of those shares. Of the 72,897,348 shares as to which National City, through its subsidiaries, had investment authority, as of December 31, 2006, it had sole investment authority as to 42,589,965 of those shares and shared investment authority as to the remainder. Included in the aggregate number of shares held as to which National City had, as of December 31, 2006, sole voting and investment authority were 5,048,833 shares held under the National City Non-Contributory Retirement Trust.

The following table sets forth the beneficial security ownership of all stockholders known to National City to be the beneficial owner of more than 5% of Common Stock as of February 14, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

		Amount and
		Nature of
		Beneficial		Percent
Title of Class	Name and Address of Beneficial Owner	Ownership		of Class

Common Stock	National City Corporation 1900 East Ninth Street Cleveland, Ohio 44114	72,897,348	(1)	11.5%

(1)	National City does not have the right to acquire beneficial ownership of any shares of Common Stock. Beneficial ownership information was obtained from the Schedule 13G filed by National City on February 14, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, National City’s directors, certain officers and persons beneficially owning more than 10% of any class of National City’s equity securities registered pursuant to Section 12 of the Exchange Act are required to report, within specified due dates, their initial ownership in any class of National City’s equity securities and all subsequent acquisitions, dispositions or other changes in beneficial ownership in such securities. National City is required to describe in this Proxy Statement whether it has knowledge that any person required to file such a report failed to do so in a timely manner. In this regard, to the knowledge of National City, based solely on the review of copies of reports furnished to National City by its directors and executive officers pursuant to Rule 16a-3 promulgated pursuant to the Exchange Act, and on written representations that no other reports were required during the period ending December 31, 2006, all of National City’s directors and officers satisfied such filing requirements in full.

Ownership Guidelines

Under National City’s Corporate Governance Guidelines, the standards for determining director qualification include the provision that, within 3 years of becoming a director, each director beneficially own at least 12,000 shares of Common Stock. Both direct and indirect equity ownership and ownership of phantom shares are considered as owned shares for the purpose of this guideline. The stock ownership guidelines and current holdings for certain executive officers are set forth in the Compensation Discussion and Analysis included in this Proxy Statement.

The following table sets forth, as of February 14, 2007, the beneficial ownership of Common Stock (including shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days after such date) by each director and director nominee of National City, the Named Executive Officers named in the Summary Compensation Table below and all directors, director nominees and executive officers of National City as a group.

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT

		Number of Shares
		of Common Stock				Total Shares &
		Beneficially	Percent of		Share	Share Equivalents
Title of Class	Name of Beneficial Owner	Owned(1)(2)	Class		Equivalents(3)	Beneficially Held

Common Stock	Jon E. Barfield	22,530		*	26,031	48,561
Common Stock	James S. Broadhurst	29,725		*	9,070	38,795
Common Stock	Christopher M. Connor	9,165		*	13,326	22,491
Common Stock	David A. Daberko	3,305,284		*	39,381	3,344,665
Common Stock	Daniel J. Frate	506,211		*	3,396	509,607
Common Stock	Bernadine P. Healy, M.D.	18,958		*	6,623	25,581
Common Stock	Jeffrey D. Kelly	647,712		*	115,933	763,645
Common Stock	S. Craig Lindner	3,443,405		*	2,213	3,445,618
Common Stock	William E. MacDonald III	1,654,405		*	14,299	1,668,704
Common Stock	Michael B. McCallister	2,450		*	472	2,922
Common Stock	Paul A. Ormond	21,125		*	23,717	44,842
Common Stock	Peter E. Raskind	557,362		*	109,910	667,272
Common Stock	Gerald L. Shaheen	8,989		*	12,553	21,542
Common Stock	Jerry Sue Thornton, Ph.D.	9,435		*	23,096	32,531
Common Stock	Morry Weiss	25,877		*	29,804	55,681
Common Stock	Directors and Executive Officers of National City as a Group	13,620,489	2.05%		493,930	14,114,419

*	The percent of Common Stock beneficially owned is less than 1%.

(1)	Beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, except voting power and/or investment power for the following individuals is shared with the spouse or a family member of the individual, or by trust, as follows: Mr. Barfield: 1,022 shares; and Mr. Lindner: 1,022,606 shares. Additionally, 227,113 of the shares included for Mr. Lindner are held in a family trust for which he has no voting and/or investment power, and 524,915 of Mr. Lindner’s shares have been pledged as security.

(2)	Includes shares of Common Stock that each of the following individuals had a right to acquire on or before April 15, 2007: Mr. Daberko: 2,293,438 shares; Mr. Frate: 433,750 shares; Mr. Kelly: 425,589 shares; Mr. MacDonald: 1,208,285 shares; and Mr. Raskind: 379,655 shares.

(3)	Includes amounts credited to phantom units of Common Stock in a deferred compensation account for each individual pursuant to the National City Corporation Board of Directors Long-Term Incentive Compensation Plan, the Amended National City Corporation Plan For Deferred Payment of Directors’ Fees, the National City Corporation 2004 Deferred Compensation Plan, the National City Corporation Deferred Compensation Plan and the National City Corporation Executive Savings Plan. Also includes restricted stock units granted under the Long-Term Cash and Equity Incentive Plan.

2.	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the board of directors of National City believe it appropriate to submit for action by the stockholders of National City the ratification of the Audit Committee’s selection of Ernst and Young LLP as the independent registered public accounting firm for National City for the year 2007. The firm and its predecessors have served as the independent registered public accounting firm for National City since its inception in 1973. In the opinion of the Audit Committee of the board of directors of National City, the reputation, qualifications and experience of the firm make appropriate its reappointment for 2007. A representative of Ernst and Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Adoption by Stockholders

The proposal for the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2007 requires for its adoption the favorable vote of the holders of shares of Common Stock representing at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

The board of directors of National City unanimously recommends a vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2007.

3. STOCKHOLDER PROPOSAL

Proposal concerning executive compensation

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W. Washington, DC, 20001, beneficial holder of approximately 10,700 shares of Common Stock, has given notice that it will introduce the following resolution at the Annual Meeting and has furnished the following statements in support of its proposal:

Pay-for-Superior-Performance Proposal

Resolved: That the shareholders of National City Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance, that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation initiatives that will focus senior executives on building sustainable long-term corporate value.

Board of directors’ statement opposing the stockholder proposal

The board of directors supports a performance-based executive incentive compensation program. The board of directors, however, does not support the rigid peer comparison structure that is the foundation of the stockholder proposal. The board of directors has established the Compensation Committee that, by its charter, is composed solely of independent directors. The Compensation Committee exercises its discretion and judgment in designing incentive compensation plans and establishing standards for measuring performance to support and motivate achievement of National City’s strategic and financial goals. This ability to design executive compensation plans and establish appropriate performance measurement standards enables National City to attract and retain high quality executives in a competitive market.

The Management Incentive Plan rewards executives for annual financial and strategic performance. Awards are based upon specific financial and individual performance measures that are aligned with National City’s business strategy. These performance measures are not necessarily compared to a peer group, but are tied to specific financial and strategic objectives.

National City’s Long-Term Cash and Equity Incentive Plan provides for long-term incentive compensation and equity compensation. Long-term incentive compensation is tied to performance over a three-year period and is determined by total stockholder return compared to a predetermined high performing peer group. This peer group is set forth and discussed in the Compensation Discussion and Analysis included in this Proxy Statement. Stock options and restricted stock grants are awarded by the Compensation Committee based upon each executive’s performance and contribution to National City’s long-term strategic objectives. These equity awards increase in value only if National City’s Common Stock increases in value. The board of directors believes that this equity component of National City’s executive incentive compensation program is appropriately performance-based and aligns the interests of executives with that of National City’s stockholders.

The board of directors does not believe that executive incentive compensation should only be paid if certain financial measures exceed peer group performance. Such a structure will inhibit National City from achieving its unique strategic objectives and long-term and short-term goals. Every company faces its own unique circumstances and challenges that it must address to be competitive and to provide stockholder value. The board of directors believes that its existing stockholder approved executive compensation plans address National City’s financial and strategic objectives. Goals tied exclusively to outperforming a peer group are not necessarily in National City’s or the stockholders’ best short-term or long-term interests.

Vote by stockholders

The stockholder proposal regarding executive compensation requires for its approval the favorable vote of the holders of shares of Common Stock representing at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

The board of directors unanimously recommends a vote AGAINST the stockholder proposal regarding executive compensation. Proxies solicited by the board will be voted AGAINST the stockholder proposal unless instructions to the contrary are given.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

National City’s compensation philosophy recognizes that employees are key to delivering the products and quality services that enable National City to be a premier provider of diversified financial services. Employee compensation opportunities are one tool National City uses to align employee performance with business objectives. The guiding principles behind National City’s executive compensation program are:

•	Reward overall performance of the organization and the achievement of business unit objectives;

•	Align executives’ and management’s interests with stockholders’ interests through ownership of National City Common Stock and other long-term incentives;

•	Provide market competitive total compensation opportunities; and

•	Ensure that compensation opportunities are internally equitable.

Independent Consultant

According to its charter, the Compensation Committee has the authority to retain outside consultants or advisors. The Compensation Committee has used the services of Watson Wyatt Worldwide for independent compensation advice. Watson Wyatt reports directly to the Compensation Committee and works with management on behalf of the Compensation Committee to conduct its work.

Total Compensation

Executive officers receive a compensation package that consists of base salary, annual incentives, long-term incentives, and supplemental benefits, as described below. In addition, some officers are also eligible for change in control termination benefits. The purpose and structure for each component of the total compensation package is described below. When making compensation decisions for executive officers, the Compensation Committee reviews detailed total compensation data for each executive officer, including compensation history, accumulated values and individual performance. By reviewing all elements of compensation, the Committee makes executive compensation decisions that are more comprehensive than decisions made by looking at one compensation component in isolation. The reference to “Named Executive Officers” throughout this Proxy Statement refers to the executive officers listed in the Summary Compensation Table in the Executive Compensation section of this Proxy Statement.

Performance Ratings

To ensure that compensation is tied to individual performance, each officer is assigned a performance rating. The Compensation Committee determines the performance rating for the chairman and chief executive officer. For other Named Executive Officers, the chairman assigns a performance rating which is reviewed and approved by the Compensation Committee.

Variable Pay — “At Risk”

National City believes that the major portion of executive compensation should be delivered in the form of variable pay (annual and long-term incentives) that is contingent on the financial success of the organization. For Named Executive Officers, the distribution between fixed and variable pay may be summarized as follows:

Variable Pay — “At Risk”

Furthermore, National City believes that it is important for management to have a long-term perspective and not to just focus on annual financial results. Therefore, long-term incentives and equity compensation are emphasized more than annual incentives as illustrated below:

Long-Term Incentive Focus

National City believes that this long-term incentive and equity focus rewards management for the achievement of long-term financial results.

Change in Total Compensation

Total compensation for 2006 was calculated in accordance with the new executive compensation rules issued by the Securities and Exchange Commission. Total compensation for 2005 was calculated in accordance with the former rules applicable to executive compensation. A portion of the change in total compensation results from this difference in reporting requirements and is addressed below.

In 2006, total compensation for the chairman and chief executive officer was $9,078,280. Approximately 17% of the total was fixed in the form of base salary and benefits and 83% was in the form of variable pay (annual, long-term and equity incentives).

The total compensation for Mr. Daberko in 2006 was a 34% increase versus 2005. This change was impacted by several components of compensation. The year over year change in each compensation element is illustrated in the table below.

				MIP				Restricted
				Restricted	Total		Additional	Stock	Total
			LTIP	Stock	Incentive	Option	Option	Awards	Equity
	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-MIP)	Awards
Year	($)	($)	($)	($)	($)	($)	($)	($)	($)

2006	2,136,000	0	900,000	0	3,036,000	1,176,750	0	1,497,678	2,674,428
2005	1,600,000	470,909	570,000	100,636	2,741,545	1,056,000	322,720	1,310,195	2,688,915

The MIP award (as explained below under the Annual Incentive Plan discussion) increased 34% over 2005 as a result of strong corporate financial performance, particularly in the core banking businesses. This increase does not include any impact of premium paid for the portion of the award delivered in the form of restricted stock. A portion of the 2005 award was delivered in restricted stock resulting in a restricted stock premium of $100,636. The bonus reported in 2005 was the final vesting under the Retention Plan for Executive Officers, and this amount will not recur in future years. The payment for LTIP Awards (as explained below under the Long-Term Incentives discussion) increased 58% over the 2005 award. This is mainly attributable to the change in incentive plan design implemented several years ago that resulted in increased opportunity under the plan cycle awards pursuant to the Long-Term Cash and Equity Incentive Plan. One-half of the 2006 award was delivered in restricted stock units with two-year cliff vesting. The 2005 award was delivered in cash. Total incentive payments (both long-term and annual), including the premium for restricted stock, increased 10.7%. The aggregate increase resulted from plan changes and performance. Total long-term awards, including stock options, restricted stock and LTIP Awards, increased 9.7% from 2005. While total equity awards remained flat, the increase resulted from the net increase in the payment for LTIP Awards.

A significant portion of the increase in Mr. Daberko’s compensation reported in the Summary Compensation Table resulted from a change in the way awards are reported in the Proxy Statement. Approximately $1.9 million of the value included in the equity awards columns (stock and option awards) of the Summary Compensation Table represents continuing expense from awards granted in prior years. Values from these prior-year awards were not included in the 2005 total compensation amount. Without this portion of the total compensation included, Mr. Daberko’s aggregate increase would be $316,954, or 4.7%

For 2006, the total compensation for the president was $4,340,328. Consistent with National City’s philosophy, 20.8% of this amount was fixed in the form of base salary, benefits and change in pension value, and the balance was in the form of variable pay (annual, long-term and equity incentives).

As a planned event, Mr. Raskind was promoted and named president at the end of 2006. The total compensation for the president represents an increase of 184% versus 2005. This change was influenced primarily by the special retention and performance awards granted as part of the succession activity. The increase over 2005 is 39% not including the retention and performance awards. Changes in Mr. Raskind’s compensation were driven by the significant increase in responsibility as he assumed his new role in the succession process. Each major element of Mr. Raskind’s compensation as compared to 2005 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-MIP)	Awards	Awards
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

2006	570,000	1,210,950	163,861	395,625	0	1,770,436	457,625	0	582,428	3,533,129	4,573,182
2005	541,667	700,000	156,970	162,355	0	1,019,325	184,800	0	687,849	0	872,649

•	Base salary increased 5.2%.

•	MIP reflects a 73% increase attributable mainly to improved corporate performance as well as an increase in the maximum incentive opportunity relative to target which impacts awards above target.

•	The Bonus column reflects vesting of a retention award granted in 2001.

•	The LTIP Award increased as a result of the change in the LTIP Awards structure in 2003 that increased opportunities for LTIP Awards commencing with the 2004-2006 LTIP Awards.

•	Total equity awards (excluding performance and retention awards) increased 19% which is reflective of Mr. Raskind’s expected long-term contributions to the success of National City.

For 2006, the total compensation for the chief financial officer was $4,994,851. Consistent with National City’s philosophy, 21.7% of this amount was fixed in the form of base salary, benefits and change in pension value, and the balance was in the form of variable pay (annual, long-term and equity incentives).

As a planned event, Mr. Kelly assumed increased responsibilities at the end of 2006. The total compensation for Mr. Kelly represents an increase of 194% versus 2005. This change was influenced primarily by the special retention and performance awards granted as part of the succession activity. The increase over 2005 is 35% not including the retention and performance awards. Changes in Mr. Kelly’s compensation were driven by the significant increase in responsibility as he assumed his new role in the succession process. Each major element of Mr. Kelly’s compensation as compared to 2005 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-MIP)	Awards	Awards
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

2006	555,000	1,162,500	337,906	381,458	0	1,881,924	228,813	0	873,661	3,533,129	4,635,603
2005	525,000	700,000	323,696	155,183	0	1,178,879	184,800	166,013	687,849	0	1,038,662

•	Base salary increased 5.7%.

•	MIP reflects a 66% increase attributable mainly to improved corporate performance as well as an increase in the maximum incentive opportunity relative to target which impacts awards above target.

•	The Bonus column reflects vesting of retention awards granted in 2000 and 2001.

•	The LTIP Award increased as a result of the change in the LTIP Awards structure in 2003 that increased opportunities for LTIP Awards commencing with the 2004-2006 LTIP Awards.

•	Total equity awards (excluding performance and retention awards) increased 6% which is reflective of Mr. Kelly’s expected long-term contributions to the success of National City.

For 2006, the total compensation for Mr. MacDonald was $6,510,501. Mr. MacDonald retired effective December 31, 2006. With the announcement of his retirement in October 2006, no awards of equity were granted to Mr. MacDonald in the 2006 annual grant process. Each major element of Mr. MacDonald’s compensation as compared to 2005 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-MIP)	Awards	Awards
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

2006	695,833	1,453,200	0	503,125	0	1,956,325	0	0	0	0	0
2005	670,833	850,000	294,318	288,674	63,749	1,496,741	316,800	0	1,179,244	0	1,496,044

•	Base salary increased 5.7%.

•	MIP reflects a 66% increase attributable mainly to improved corporate performance as well as an increase in the maximum incentive opportunity relative to target which impacts awards above target.

•	The Bonus column in 2005 reflects vesting of a retention award granted in 2001. Amounts were fully vested at December 31, 2005.

•	The LTIP Award increased as a result of the change in the LTIP Awards structure in 2003 that increased opportunities for LTIP Awards commencing with the 2004-2006 LTIP Awards.

For 2006, the total compensation for Mr. Frate was $3,248,535. Consistent with National City’s philosophy, 17.4% of this amount was fixed in the form of base salary, benefits and change in pension value, and the balance was in the form of variable pay (annual, long-term and equity incentives). The total compensation for Mr. Frate represents an increase of 35% versus 2005. Changes in Mr. Frate’s compensation were driven by an increase in responsibility he assumed as well as his performance during 2006. Each major element of Mr. Frate’s compensation as compared to 2005 is outlined in the table below:

					MIP				Restricted
					Restricted	Total		Additional	Stock	Performance/	Total
	Base			LTIP	Stock	Incentive	Option	Option	Awards	Retention	Equity
	Salary	MIP	Bonus	Awards	Premium	Payments	Awards	Awards	(non-MIP)	Awards	Awards
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

2006	437,500	667,920	100,000	248,333	25,047	1,041,300	104,600	0	399,378	0	503,978
2005	404,167	430,410	100,000	136,800	0	667,210	176,859	0	221,213	0	398,072

•	Base salary increased 8.2%.

•	MIP reflects a 55% increase attributable mainly to improved corporate performance as well as an increase in the maximum incentive opportunity relative to target which impacts awards above target.

•	The Bonus column reflects the retention award granted in April 2005.

•	The LTIP Award increased as a result of the change in the LTIP Awards structure in 2003 that increased opportunities for LTIP Awards commencing with the 2004-2006 LTIP Awards.

•	Total equity awards (excluding performance and retention awards) increased 27% which is reflective of Mr. Frate’s expected long-term contributions to the success of National City.

In addition to individual performance ratings, the chairman provides the Compensation Committee with compensation recommendations for each Named Executive Officer.

Peer Group

Total compensation is managed relative to comparable financial services organizations. In 2006, the primary peer group consisted of the following companies: Bank of America, BB&T, Comerica, Fifth Third Bancorp, Golden West Financial, Keycorp, M&T Bank, PNC Financial, Regions Financial, Sovereign Bancorp, Suntrust Banks, U.S. Bancorp, Wachovia, Washington Mutual, and Wells Fargo. The Compensation Committee regularly reviews the peer group to assure that the group is an appropriate benchmark for National City. All of the National City peer group companies are included in the KBW50 Total Return Index.

Base Salary

National City’s base salary offering is the foundation of the total compensation package for executive officers. Base salary is generally maintained to be both consistent with the median market practices of the peer group and to reflect the appropriate internal equity value. Market competitive base salaries enable National City to attract and retain key executives. Individual officer salary increases are determined based on the overall salary merit budget and an officer’s annual performance rating.

The chairman and chief executive officer has not received a base salary increase since 2000. Consistent with the variable pay philosophy described above, the Compensation Committee has elected to freeze the chairman’s base salary.

The average base salary increase for the other Named Executives Officers ranged from 5.2% to 8.2%. These increases became effective March 1, 2006 and were based on performance as well as level of responsibility.

Annual Incentive Plan

National City provides annual incentive opportunities through the Management Incentive Plan for Senior Officers (the “MIP”). This plan rewards senior management for the achievement of annual financial results and individual goals. All of the performance measures in the MIP are aligned with the business strategy. Awards may be adjusted prior to payment. Additional information regarding the MIP is provided in the Non-Equity Incentive Plan Compensation section under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.

•	Corporate Performance Metrics: Management and the Compensation Committee selected key annual financial metrics which they believe to be good indicators of long-term stockholder value. For 2006, the corporate performance metrics selected and goals for which target payouts will be achieved were as follows:

MIP 2006 Performance Targets	Rest of	Mortgage
Financial Measures	National City	Businesses

Revenue	$5.6B	$2.2B
Efficiency Ratio(a)	59.3%	56.0%
EPS	$2.04	$0.90

  _ _

(a)	The efficiency ratio is equal to noninterest expense divided by the sum of tax-equivalent net interest income plus fees and other income.

Each of the financial measures receives a 33% weighting. Further, the “rest of National City” metrics are weighted 75% while the mortgage businesses are weighted 25%. Since the mortgage business is very cyclical, the Compensation Committee made a strategic decision several years ago to isolate and measure the performance of the mortgage businesses from the rest of National City. This is intended to ensure that the senior executive team is building and managing the value of the core banking business. For the Named Executive Officers, except for Mr. Frate, the corporate performance measures above account for 80% of the target incentive awards. For Mr. Frate, the corporate performance measures account for 60% of the target incentive award.

Results for the mortgage businesses are determined by combining the results of National Consumer Finance and National City Mortgage Co. and subtracting the impact of mortgage servicing rights hedging. Results for the rest of National City are determined by combining the results of the balance of the National City businesses and the parent company and subtracting the gain from the divestiture of First Franklin Financial Corporation and National City Home Loan Services, Inc.

•	Business Unit/Individual Metrics: In addition, each Named Executive Officer has a detailed individual scorecard of objective performance measures which accounts for 20% of the target incentive awards, except, for Mr. Frate the performance measures account for 40% of the target incentive award. The objectives on the individual scorecard include business unit financial metrics, building organizational capability and leading people. For the Office of the Chair positions, consisting of the chairman of the board, the president and any vice chairman, the Compensation Committee reviews and approves the scorecard at the beginning of the year and monitors progress during the year.

•	Target Award Opportunities: The target annual incentive opportunities under the MIP are established based on competitive market practices including peer group practices. For 2006, the target incentive award was 150% of salary for the chairman, the president and the vice chairmen and 100% for the remaining Named Executive Officer.

•	MIP Deferred Compensation: For all Named Executive Officers, a portion of the MIP award may be paid in the form of restricted stock units subject to a one-year vesting schedule. This deferral is at the election of the Named Executive Officer, except for the chairman and chief executive officer. This deferral feature is intended to foster additional stockholder alignment. These deferral awards are calculated by applying a 15% premium over the original incentive award. For 2006, Mr. Frate elected to receive 25% of his award in restricted stock units. All other Named Executive Officers will receive cash.

For 2006, the MIP plan paid an average of 141.4% of target for each Named Executive Officer. For the corporate performance metrics, National City met or exceeded target for each of the following measures: rest of National City revenue, earnings per share and efficiency ratio. Conversely, National City did not meet its MIP target for each of the following measures: mortgage businesses revenue, earnings per share and efficiency ratio. The average payment for the business unit/individual portion of the scorecard was 171.0% of target for the Named Executive Officers.

The Compensation Committee exercised its discretion to exclude the gain from the divestiture of First Franklin Financial Corporation and Home Loan Services, Inc. from the rest of National City results and the mortgage servicing rights hedging from mortgage businesses results.

Long-Term Incentives

National City’s Long-Term Cash and Equity Incentive Plan is a critical component of the executive compensation package as it provides strong stockholder alignment. For senior officers, the long-term incentive package consists of three balanced components.

•	Stock Options: Stock options are awarded with an exercise price equal to the closing market price of National City Common Stock on the date of grant. Stock options reward management for increasing the stock price above the price at grant. National City maintains a policy against repricing stock options. For the 2006 awards, all stock option awards vest 25% per year. With the exception of new hires, the 2006 stock option grants were made on November 29, 2006. The options that were granted on November 29, 2006 have an exercise price of $36.61, which was the closing stock price on that date. National City grants each Named Executive Officer up to $100,000 in tax-qualified Incentive Stock Options each year. All stock option grants above this level are granted in the form of Nonqualified Stock Options.

It is the Compensation Committee’s intent to grant stock options at approximately the same time each year. Prior to 2005, the annual equity awards, which include stock options, were made in the summertime. The 2005 annual equity awards for executive officers were made after the Compensation Committee approved the awards in July, with an August 31st grant date. For the balance of National City’s employees eligible for annual equity awards, the annual grant timing for 2005 was changed by the Compensation Committee to provide sufficient time to gather nominations following the re-evaluation of its long-term incentive strategy. The 2005 grants occurred on December 15, 2005 for all of these employees. In 2006, awards for all employees were approved at a special meeting of the Compensation Committee held on November 29, 2006. The special meeting allowed the timing of the awards to be separated from the release of third quarter earnings. Additionally, the special meeting allowed the Compensation Committee ample time to review the incentive opportunity and equity awards separate from other agenda items.

•	Restricted Stock and Restricted Stock Units: These awards are grants of stock subject to transfer restrictions over a four-year period. Restricted stock awards are intended to build stock ownership and foster employee retention. With the exception of new hires, the 2006 restricted stock awards were made on November 29, 2006. All restricted stock awards have dividend and voting rights. Restricted stock unit awards are similar to restricted stock awards except no stock is issued until the end of the vesting period. Since no stock is issued with restricted stock unit awards, there are no voting rights or dividend rights. National City pays the holders of restricted stock units dividend equivalents in cash. For 2006, the annual restricted stock and restricted stock unit awards vest 50% after three years and 50% after four years. The discussion above, under Stock Options, regarding the timing of annual equity grants is also applicable to the grants of restricted stock and restricted stock units.

•	Long-Term Incentive: Plan cycle awards pursuant to the Long-Term Cash and Equity Incentive Plan (“LTIP Awards”) are three-year incentive awards intended to reward management for outperforming the peer group companies. The performance measure for this plan is relative total stockholder return versus that of a peer group. For the 2007 to 2009 performance period, there are 14 other companies in the peer group, consisting of the 15 companies set forth above under Peer Group less Golden West Financial, which was removed due to its acquisition by Wachovia. The payout for these LTIP Awards will be determined based on National City’s relative ranking versus the peer companies. The Compensation Committee determines the peer group and the targets for the relative performance. Additional information regarding LTIP Awards is provided in the Non-Equity Incentive Plan Compensation section under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.

Currently, half of the long-term incentive plan for the Named Executive Officers is paid in the form of restricted stock units and half is paid in cash. National City believes that that this long-term incentive structure provides the strongest stockholder alignment.

Long-Term Incentive — 2007-2009 Performance Period

Peer Rank	Plan Achievement	Payout (% target)

1	Maximum	150%
8	Target	100%
12	Threshold	50%
13-15	Below Threshold	0%

•	Target Award Opportunities: The target award opportunities for the 2007 to 2009 performance period range from 150% of salary for the chairman and chief executive officer and the president to 100% of salary for other Named Executive Officers. The target long-term incentive opportunities are established based on competitive market practices including peer group practices. For 2006, the economic value of the long-term awards (equity plus long-term opportunity at target granted in 2006) ranged from 417.4% of salary for the chief executive officer to 222.0% for the lowest paid Named Executive Officer. The sizes of the annual awards are consistent with the 50th percentile of the peer group.

•	Long-Term Incentive Mix: National City provides a balanced mix of long-term incentives. This mix of long-term incentive compensation is intended to provide a balanced portfolio of long-term incentive compensation. The Compensation Committee believes that the current mix provides the optimal balance between performance, retention and stockholders’ interests. The long-term incentive mix will be evaluated by the Compensation Committee on an annual basis. For 2006, the long-term incentive mix for the chairman and Named Executive Officers was as follows:

The chart above is calculated based upon the values of the annual grant dated November 29, 2006.

Stock options reward the absolute stock price appreciation of National City. The LTIP Awards reward strong stockholder returns relative to the peer group. Restricted stock delivers long-term value while providing for retention and encouraging executive stock ownership. National City believes it is appropriate to deliver long-term value through a portfolio approach to meet its strategic objectives in a manner that provides for efficient stock utilization.

•	Equity Choice Feature: National City provides selected long-term incentive participants with a limited equity choice feature. This limited equity choice feature is intended to maximize the organization’s return on its long-term compensation investment and each of the choices has similar accounting costs to the organization. National City participants can tailor the equity incentive package to their personal circumstances by selecting from three basic choices. Approximately, 400 officers were offered this limited equity choice feature and all had the same three choices. For 2006, the chairman and chief executive officer and the president each elected to receive 50% of his respective incentive in the form of stock options and 50% in the form of restricted stock. The other Named Executive Officers elected to receive 25% of their respective incentive in the form of stock options and 75% in the form of restricted stock.

Executive Stock Ownership

National City believes that it is important for senior executives to be stockholders so that the executive’s financial interests are aligned with other stockholders. To foster executive stock ownership, National City implemented executive stock ownership guidelines in 1996. Stock ownership guidelines apply to approximately 80 senior executives. The ownership guidelines are stated as a fixed number of shares ranging from 14,000 shares at the lowest level executive to 200,000 shares for the chairman and the president. Executives have three years from the date the guideline applies to meet the target ownership level. Stock ownership includes Common Stock owned, restricted stock/units, deferred compensation allocated to Common Stock and 401(k) funds invested in Common Stock. The table below summarizes the share guidelines and stock ownership, as of February 14, 2007, for Named Executive Officers.

Stock Ownership — Named Executive Officers

	Share			Share Value —
	Guideline		Shares Owned	Multiple of Salary

David A. Daberko	200,000		1,051,227	40x
William E. MacDonald III	75,000	*	460,419	25x
Peter E. Raskind	200,000		287,617	16x
Jeffrey D. Kelly	75,000		338,056	21x
Daniel J. Frate	52,000		75,857	6.5x

*	Stock ownership guideline prior to effective date of retirement.

As the table indicates, Named Executive Officers have current ownership well above the stated guidelines. National City believes that these ownership guidelines as well as our total long-term incentive program have been very effective in building an ownership culture. Approximately 80 executives covered by these guidelines own approximately 5.2 million shares of National City Common Stock with a fair market value of over $200 million. Thus, the financial interests of National City’s executive leadership team are directly aligned with other stockholders.

Additional Stock Options

Prior to 2005, National City granted senior executives additional stock options (also known as reload options). These additional option grants were a key component of National City’s strategy to build executive stock ownership. In 2005, National City decided to stop granting new additional options. The only future grants of additional options will be to honor the terms of outstanding awards where participants have a pre-existing contractual right to these awards. These additional options provide for an automatic new stock option grant for shares tendered in a stock-for-stock exercise or surrendered to meet tax withholding obligations on a stock option exercise. The new grant has a term equal to the remaining term on the original option and an exercise price equal to fair market value on the grant date and does not include an additional option feature.

Supplemental Benefits

National City provides selected senior executives with supplemental benefits. All of the compensation associated with these benefits is included in the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table to the extent these benefits are not included elsewhere in the Summary Compensation Table. These supplemental benefit programs are offered in order to:

•	Provide coverage over the legal limits on qualified benefit plans;

•	Provide executives with certain conveniences so that they can focus more on National City business;

•	Enable executives to entertain clients; and

•	Offer a market competitive total compensation package.

Employment Termination Severance Benefits

To ensure the continuity of management in the event of a change in control of National City, change in control provisions have been incorporated into compensation and benefit plans. In addition, National City entered into severance agreements with 58 senior executives that provide for severance benefits upon termination following a change in control.

To receive benefits under the severance agreements, there must be a change in control of National City and the executive’s employment must be terminated. Each of the Named Executive Officers may receive benefits under their respective agreement by electing to terminate their employment within 30 days of the first anniversary of the change in control. This type of trigger has been used in contracts where the individual’s role in the integration is critical and where there would be significant difficulty in defining a change in the individual’s role and/or responsibilities. In October 2006, the chief executive officer and Mr. MacDonald voluntarily entered into agreements to terminate their respective severance agreements and to waive any benefit derived from a change in control of National City.

These benefits are also described in the Other Potential Post-Employment Payments section of this Proxy Statement.

Retention Stock Awards

In October 2006, the Compensation Committee awarded special retention based restricted stock units to Jeffrey D. Kelly and Peter E. Raskind. National City is at an important period of leadership succession and development. These retention stock awards were made to retain these executives during this transition period and to ensure a smooth executive succession process. Each executive received 42,000 restricted stock units that will vest over a four-year period (33% per year beginning at the second anniversary of the grant). In addition, each executive received 62,500 of performance-based restricted stock units that will vest pending the achievement of specified performance criteria, which is total stockholder return over a four-year period relative to the peer group. Each executive signed an award agreement that includes non-competition provisions.

Corporate Security

National City’s board of directors maintains a Corporate Security Policy to protect the safety of the Office of the Chair positions. This policy requires the chairman to use corporate aircraft for all business and personal travel whenever feasible. Each vice chairman is required to use the corporate aircraft for certain business and personal travel. The value of any personal use is included in the All Other Compensation column of the Summary Compensation Table and ranged from $0 to $146,122. Since October 23, 2006, when Mr. Daberko entered into an aircraft time sharing agreement with a subsidiary of National City, Mr. Daberko has reimbursed National City the maximum amount permitted by Federal Aviation Administration regulations for his personal use of the corporate aircraft.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits the deductibility for tax purposes of non-exempt compensation paid to Named Executive Officers in excess of $1,000,000. National City’s compensation plans are currently structured to minimize the non-exempt compensation in excess of the limitation for deduction by National City established under Section 162(m). The MIP awards, LTIP Awards, stock option grants and certain performance-vested restricted stock and restricted stock units are exempt from the Section 162(m) deductibility limitations. If, however, the Compensation Committee believes that it is in the best interest of stockholders, compensation may be paid which is in excess of the Section 162(m) limitations on deductibility.

To meet the deductibility requirements of Section 162(m) for the MIP, a maximum award is established for each Named Executive Officer and downward discretion is applied by the Compensation Committee in determining an appropriate award. As only a maximum award is officially established in accordance with the plan document, this value has been listed as the target award in the Grants of Plan-Based Awards table. The Compensation Committee applies a practical threshold target and maximum award in determining appropriate awards, and this practical approach is used to apply downward discretion. The goals utilized in this approach are discussed in detail in the Annual Incentive Plan discussion above.

Non-Compete Awards

National City has non-competition agreements with four of the Named Executive Officers. David A. Daberko and William E. MacDonald, III entered into non-competition agreements with National City that provide for a payment equal to 50% of their cash compensation following the 18-month non-compete period. Peter E. Raskind and Jeffrey D. Kelly are subject to certain retention awards that include non-competition provisions.

Severance

Other than the severance agreements that provide for termination benefits following a change in control of National City, there are no severance agreements with the Named Executive Officers.

Retirement Related Awards

For members of the Office of the Chairman, certain equity awards include accelerated vesting upon retirement if such retirement is approved by the Compensation Committee. These provisions were first included in awards granted to members of the Office of the Chairman in 2005.

The Compensation Committee approved the retirement of William E. MacDonald III. In connection with his retirement, certain restricted stock and stock option awards became fully vested. In addition, the Compensation Committee took action to vest certain restricted stock shares that were granted as an offset to the Supplemental Executive Retirement Plan as well as certain stock options granted prior to 2005. The FAS 123R value of the accelerated vesting has been included in the All Other Compensation column of the Summary Compensation Table. The fair market value of these awards is disclosed in a footnote to the table.

Other than the requirement for Compensation Committee approval of retirement for the accelerated vesting of certain equity awards, there are no modifications to the executive programs for Named Executive Officers.

While the Compensation Committee reviews the accumulated values of vested and non-vested awards and the values realized from the various executive programs, this information has not influenced the determination of annual awards to the Named Executive Officers.

Executive Compensation

The following table sets forth, together with certain other information, the compensation earned during fiscal year 2006 by (i) David A. Daberko, the chairman and chief executive officer, (ii) Jeffrey D. Kelly, the chief financial officer, and (iii) the three other most highly compensated executive officers of National City and its subsidiaries. The executive officers listed in the Summary Compensation Table below are referred to in this Proxy Statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

D.A. Daberko	2006	1,000,000	0	1,883,237	2,658,372	3,036,000	0	500,671	9,078,280
Chairman of the Board and Chief Executive Officer
J.D. Kelly	2006	555,000	337,906	1,722,995	312,591	1,544,018	384,573	137,768	4,994,851
Vice Chairman and Chief Financial Officer
P.E. Raskind	2006	570,000	163,861	1,368,059	311,229	1,606,575	223,384	97,220	4,340,328
President
W.E. MacDonald III	2006	695,833	0	336,862	758,243	1,956,325	640,277	2,122,961	6,510,501
Vice Chairman
D.J. Frate	2006	437,500	100,000	767,560	873,774	941,300	46,548	81,853	3,248,535
Executive Vice President

(1)	$139,167 of Mr. MacDonald’s 2006 salary was deferred under the 2004 Deferred Compensation Plan. Mr. MacDonald retired at the end of 2006.

(2)	Amounts represent the 2006 compensation cost calculated in accordance with FAS 123R. The Black-Scholes option pricing model is utilized to estimate the fair value of stock option awards, while the market price of National City’s

Common Stock at the date of grant is used to estimate the fair value of restricted stock awards. Reference is made to the disclosure regarding these valuations included in National City’s 2006 Annual Report, previously delivered and filed with the Securities and Exchange Commission on February 8, 2007, in the following sections of the Notes to Consolidated Financial Statements: Note 1 — Basis of Presentation and Significant Accounting Policies, Share-Based Payment, page 50; Note 2 — Recent Accounting Pronouncements, Share-Based Payment, page 52; and Note 23 — Stock Options and Awards, pages 74-76.

No awards were forfeited by any of the Named Executive Officers in 2006.

The amounts in the Stock Awards and Option Awards columns do not include equity payouts under the MIP and pursuant to LTIP Awards. See footnote (3) below and the discussion of Non-Equity Incentive Plan Compensation under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below for information regarding compensation earned under the MIP and pursuant to LTIP Awards for the relevant performance periods ending December 31, 2006.

With respect to Mr. MacDonald, the amount in the All Other Compensation column includes the FAS 123R unamortized expense on stock and option awards that was accelerated in connection with Mr. MacDonald’s retirement. See footnote (5) for an explanation of the amount included.

As noted in the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below, Stock Awards and Option Awards consist of annual awards and, for Messrs. Kelly and Raskind, special performance and retention awards. In the Grants of Plan-Based Awards table, the 2006 annual grants are disclosed in the All Other Stock Awards and the All Other Option Awards columns, the 2006 special retention awards are disclosed in the All Other Stock Awards column and the 2006 special performance awards are disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards column.

(3)	The amounts in the Non-Equity Incentive Plan Compensation column include restricted stock units awarded in lieu of cash under the MIP and pursuant to LTIP Awards for the relevant performance periods ending December 31, 2006. See the discussion of Non-Equity Incentive Plan Compensation under the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below for information regarding compensation earned under the MIP and pursuant to LTIP Awards for the relevant performance periods ending December 31, 2006. See also the Grants of Plan-Based Awards table, under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column, for opportunities awarded in October 2005 to participate in the MIP and pursuant to LTIP Awards for the performance period commencing January 1, 2006.

(4)	The amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column include change in pension values only, as no Named Executive Officer received preferential earnings on nonqualified deferred compensation in 2006. Mr. Daberko’s actual change in pension value is a negative $312,616.

The value of earnings on deferred compensation is determined based on the investment options for deferred compensation. Deferred compensation may receive earnings credits equal to the returns of specific funds from which the Named Executive Officers may select. These funds include the Allegiant Money Market Fund, Allegiant S&P 500 Index Fund, Vanguard Total Bond Market Index Fund, Vanguard Small Cap Index Fund and Vanguard European Stock Index Fund. National City does not guarantee the performance on any of the funds nor does National City augment the returns on the funds in any way. The rate of interest return on the money market fund for 2006 was below 120% of the Long-term Applicable Federal Rate as established in January 2006. All or a portion of the return on the bond and equity index funds is derived from a capital component which does not create preferential returns. Deferred compensation may also receive earnings credits equal to the returns of National City Common Stock. Phantom dividends credited on the stock are paid at the same rate and frequency as for all stockholders of National City. Therefore, there are no preferential nonqualified deferred compensation earnings to report for any Named Executive Officer.

(5)	The Compensation Committee approved the early retirement of Mr. MacDonald effective December 31, 2006. In connection with his retirement, the vesting of certain restricted stock awards totaling 63,126 shares and stock options on 213,750 shares accelerated to the date of his retirement. The value of these awards is included in the All Other Compensation column. The FAS 123R value of the accelerated vesting is $1,903,922, of which $964,800 is the full expense on the restricted stock awards and $939,122 is the full expense on the stock options. The year-end value of the shares for which vesting was accelerated is $2,307,887, calculated by multiplying the 63,126 shares of restricted stock for which vesting was accelerated by the National City Common Stock closing price of $36.56 at year-end. The year-end value of the options for which vesting was accelerated is $262,913, calculated by multiplying the 213,750 options for which vesting was accelerated by the National City Common Stock closing price of $36.56 at year-end less the exercise price.

The All Other Compensation column includes personal use of the corporate aircraft, security provided at a residence, personal expenses associated with memberships not exclusively used for business purposes, personal tax and financial planning, car allowance, parking allowance, company contributions to the 401(k) plan, life insurance premiums, imputed interest on split dollar insurance premiums, the dollar value of dividends paid on restricted stock awards and dividend equivalents paid on restricted stock unit awards not factored into the grant date fair value of the award and charitable matches. Additionally, as referenced directly above, $1,903,922 of Mr. MacDonald’s All Other Compensation amount is attributed to accelerated vesting in connection with his retirement. For each Named Executive Officer for whom the total value of all personal benefits exceeded $10,000 in 2006, the amount of incremental cost to National

City for each personal benefit listed below, if applicable and to the extent such cost exceeded the greater of $25,000 or 10% of the total personal benefits for such Named Executive Officer, is as follows: personal use of the corporate aircraft: Mr. Daberko — $146,122 and Mr. MacDonald — $47,983. With respect to all other items that are not personal benefits, the amount of compensation included for each Named Executive Officer for each item whose value exceeded $10,000 in 2006 for the Named Executive Officer is as follows: (i) company contributions to the 401(k) plan totaled $15,180 for each Named Executive Officer; (ii) life insurance premiums: Mr. Daberko — $98,907; Mr. Kelly — $16,730; and Mr. MacDonald — $31,222; (iii) imputed interest on split dollar insurance premiums: Mr. Daberko — $31,924; and (iv) the dollar value of dividends paid on restricted stock awards and dividend equivalents paid on restricted stock unit awards not factored into the grant date fair value of the awards: Mr. Daberko — $177,127; Mr. Kelly — $85,232; Mr. Raskind — $82,040; Mr. MacDonald — $101,989; and Mr. Frate — $66,673.

Pursuant to an executive security program, National City requires the current chairman to use the corporate aircraft for all business and personal travel. The use of corporate aircraft is primarily for National City’s benefit, rather than for the personal benefit of the executive. Although National City views this cost as a business expense, the aggregate incremental cost for personal use of the corporate aircraft is included in the All Other Compensation column, to the extent that the incremental cost for personal use of the corporate aircraft combined with all other personal benefits for a given year exceeded $10,000. Since October 23, 2006, when Mr. Daberko entered into an aircraft time sharing agreement with a subsidiary of National City, Mr. Daberko has reimbursed National City the maximum amount permitted by Federal Aviation Administration regulations for his personal use of the corporate aircraft. The aggregate incremental cost of the personal use of the corporate aircraft is determined by adding all of the variable operating costs of the flight, including, but not limited to, fuel, maintenance, parts, engine restoration costs, landing and parking fees, crew expenses and catering and miscellaneous supplies, and the economic value of any disallowed tax deductions resulting from the personal use.

Commencing January 1, 2007, National City will no longer reimburse for club membership fees nor provide car allowances for Named Executive Officers. There were no tax gross-ups for 2006. The Named Executive Officers receive dividends on their restricted stock and dividend equivalents on their restricted stock units at the same rate and frequency as all stockholders of National City, and the value of the dividends not included in the grant date fair value of the restricted stock and restricted stock units was determined by using the amount of dividends paid.

The following table provides information on grants of all plan-based awards in fiscal year 2006 to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Options		Grant Date
								Awards:	Awards:	Exercise	Fair Value
								Number	Number of	or Base	of Stock
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(4)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(4)(5)	($/Sh)	($)

D.A. Daberko	11/29/06							40,909	225,000	36.61	2,674,428
3,000,000(2)
		750,000(3)	1,500,000(3)	2,250,000(3)
J.D. Kelly	11/29/06							23,864	43,750	36.61	1,102,474
	10/23/06				25,000	50,000	62,500	42,000			3,533,129
2,500,000(2)
		355,628(3)	705,612(3)	1,061,240(3)
P.E. Raskind	11/29/06							15,909	87,500	36.61	1,040,053
	10/23/06				25,000	50,000	62,500	42,000			3,533,129
2,500,000(2)
		366,918(3)	728,012(3)	1,094,931(3)
W.E. MacDonald III			2,500,000(2)
		454,414(3)	901,614(3)	1,356,028(3)
D.J. Frate	11/29/06							10,909	20,000	36.61	503,978
1,000,000(2)
		236,548(3)	473,096(3)	709,644(3)

All awards set forth in this table are under the Long-Term Cash and Equity Incentive Plan, except for those granted under the MIP as referenced in footnote (1).

(1)	Amounts represent opportunities awarded in October 2005 to participate in the MIP and pursuant to LTIP Awards for the relevant performance periods commencing January 1, 2006. See footnote (3) to the Summary Compensation Table.

(2)	Amounts represent a single maximum payout opportunity under the MIP. The Compensation Committee uses its discretion to reduce the amount of the award payout and determine appropriate bonus levels based on overall performance. Please see the discussion under Section 162(m) Compliance in the Compensation Discussion and Analysis.

(3)	Amounts represent potential payout opportunities, ranging from threshold to maximum, pursuant to LTIP Awards. The LTIP Awards are calculated based on an assumed salary growth rate of 4% per year for all Named Executive Officers except for Mr. Daberko.

(4)	These awards are included in the Stock Awards and Option Awards columns of the Summary Compensation Table. See also footnote (2) to the Summary Compensation Table.

(5)	No additional options were granted to any of the Named Executive Officers in 2006.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
AND
GRANTS OF PLAN-BASED AWARDS TABLE

Summary Compensation Table

Salary

No amounts of salary in 2006 were forgone for the receipt of non-cash compensation for any Named Executive Officer. As noted in footnote (1) to the Summary Compensation Table, Mr. MacDonald is the only Named Executive Officer who deferred salary in 2006.

Bonus

For Messrs. Kelly and Raskind, bonus includes vesting of retention awards granted in 2000 and/or 2001 under the National City Corporation Retention Plan for Executive Officers. For Mr. Frate, bonus includes a discretionary retention award granted in April 2005.

Stock Awards and Option Awards

The amounts in the Stock Awards column consist of restricted stock and restricted stock units granted in 2006 and in prior years for which compensation costs were recognized under FAS 123R in 2006. One half of the annual grant shares underlying these awards vest on the third anniversary of the grant date and the balance of the shares vest on the fourth anniversary of the grant date. Performance shares granted to Messrs. Raskind and Kelly vest based on performance over a four-year period. Retention awards granted to Messrs. Raskind and Kelly vest one-third per year commencing on the second anniversary of the grant date.

The amount for Mr. Daberko includes amounts eligible for accelerated vesting, as he is retirement eligible and the award agreement under which these shares were granted contains retirement acceleration provisions. The amounts in the Stock Awards column for Messrs. Kelly and Raskind include special retention and performance restricted stock unit awards made to each of them. The retention awards included non-compete provisions and vest over a period of four years. The performance awards vest based upon relative total stockholder return over a four-year period ending on the fourth anniversary of the award date. During the performance period, dividend equivalents will be received on the target restricted stock units. To the extent actual performance results in an award at an above target level, the recipient will receive a dividend equivalent payment at the end of the performance period on the incremental restricted stock units over target. The amount in the Stock Awards column for Mr. Frate includes a restricted stock award granted upon his hire in December 2003. The award vests over a four-year period from the grant date.

The amounts in the Option Awards column consist of stock options granted in 2006 and in prior years for which compensation costs were recognized under FAS 123R in 2006. The options vest ratably over a four-year period (25% each year), except for additional options, which become exercisable six months after the date of grant.

The amount for Mr. Daberko includes the full value of certain options, as he is retirement eligible and the award agreement under which these options were granted contains retirement acceleration provisions. The amount in the Option Awards column for Mr. Frate includes option awards granted upon his hire in December 2003. The award vests over a three-year period from the grant date.

Each of the awards has been included in the table using the compensation cost valued in accordance with FAS 123R. Additional information regarding the accelerated vesting of Mr. MacDonald’s stock and option awards in connection with his retirement is provided below in the discussion of All Other Compensation. Additional information regarding equity awards earned under certain performance-based plans is provided below in the discussion of Non-Equity Incentive Plan Compensation.

Non-Equity Incentive Plan Compensation

The amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by the Named Executive Officers under the MIP and pursuant to LTIP Awards.

Under the MIP, each Named Executive Officer may elect to receive all or a portion of his award in cash, restricted stock units or any combination of the same, except the Compensation Committee makes this election for Mr. Daberko. For the 2006 performance year, for cash elections, awards will be paid in March 2007. For stock elections, the awards of the restricted stock units were approved in February 2007 and will be granted in March 2007 and will vest in March 2008. For stock elections, a 15% premium is added to the amount of the award that will be issued in stock, and the number of shares of restricted stock granted is based on a closing price of National City Common Stock of $37.85 on January 31, 2007. For 2006, under the MIP, Mr. Daberko received an award of $2,136,000, all of which will be paid in cash. Mr. Kelly received an award of $1,162,560, all of which will be paid in cash. Mr. Raskind received an award of $1,210,950, all of which will be paid in cash. Mr. MacDonald received an award of $1,453,200, all of which will be paid in cash. Mr. Frate received an award of $692,967, of which $500,940 will be paid in cash and $192,027, which includes a $25,047 premium, will be paid in restricted stock units for which Mr. Frate will receive 5,073 restricted stock units.

With respect to the LTIP Awards, for the three-year performance period ending December 31, 2006 (the “Performance Period”), the award was based on achieving a performance level between threshold and target. The Compensation Committee decides the form of the award payout, which may be in cash, restricted stock, restricted stock units, stock options, deferred cash or any combination of the same. Cash awards for the Performance Period were paid in January 2007. The balance of the awards for the Performance Period was paid in restricted stock units that were granted in January 2007 and will vest in January 2009. The number of restricted stock units granted is based on a closing price of National City Common Stock of $36.56 on December 29, 2006. For the Performance Period, Mr. Daberko received an award of $900,000, of which $450,020 was paid in cash and $449,980 was paid in restricted stock units for which Mr. Daberko received 12,308 restricted stock units. Mr. Kelly received an award of $381,458, of which $190,761 was paid in cash and $190,697 was paid in restricted stock units for which Mr. Kelly received 5,216 restricted stock units. Mr. Raskind received an award of $395,625, of which $197,835 was paid in cash and $197,790 was paid in restricted stock units for which Mr. Raskind received 5,410 restricted stock units. Mr. MacDonald received an award of $503,125, of which one-half was paid in cash in January 2007, and the balance of his award will be paid in cash six months following his retirement date in accordance with Section 409A of the Internal Revenue Code. Mr. Frate received an award of $248,333, of which $124,175 was paid in cash and $124,158 was paid in restricted stock units for which Mr. Frate received 3,396 restricted stock units.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The change in pension value was calculated based on a discount rate of 6% and post-retirement mortality was based on the RP-2000 Combined Healthy Mortality table projected five years. In accordance with National City’s assumptions for the Financial Accounting Standards Board’s standard on employers’ accounting for pensions (FAS 87) valuations, 60% of qualified plan benefits are assumed to be paid as a partial lump sum and 40% are assumed to be paid as a life annuity. Benefits under the supplemental executive retirement plan and the supplemental cash balance retirement plan were assumed to be paid as a lump sum. Lump sums were valued using 4.75% interest and the mortality table specified in Revenue Ruling 2001-62. Present values were calculated assuming retirement at the earliest unreduced retirement age in the plan as follows: for the qualified retirement plan, the earlier of age 65 or age 62 with 20 years of service for participants who were in the plan as of December 31, 1998 and age 55 with 10 years of service for other participants; for the supplemental executive retirement plan, the earliest of age 65 or age 62 with 20 years of service or attainment of age plus service equaling 95; and for the supplemental cash balance retirement plan, age 55 with 10 years of service.

As noted in footnote (4) to the Summary Compensation Table, no Named Executive Officer received preferential deferred compensation earnings.

All Other Compensation

Footnote (5) to the Summary Compensation Table above provides a comprehensive description of the items and values included in the All Other Compensation column of the Summary Compensation Table.

Grants of Plan-Based Awards

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

The amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the opportunities awarded to participate in the MIP and pursuant to LTIP Awards for the performance period commencing on January 1, 2006. As set forth above, the award as granted represents a maximum dollar opportunity that, under the MIP, can be paid out in cash, restricted stock or restricted stock units at the election of the Named Executive Officer, or as determined by the Compensation Committee for Mr. Daberko as noted above, and that, pursuant to LTIP Awards, can be paid out in cash, restricted stock, restricted stock units, stock options or deferred cash, at the election of the Compensation Committee. To the extent delivered in restricted stock or restricted stock units, the number of shares or units is determined by dividing the value of the award by the closing price of National City Common Stock at the end of the performance period.

Estimated Future Payouts Under Equity Incentive Plan Awards

The amounts in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the special retention and performance awards granted to Messrs. Kelly and Raskind as referenced above.

All Other Stock Awards and All Other Option Awards

The amounts in the All Other Stock Awards and All Other Option Awards columns represent annual stock and options award grants to the Named Executive Officers.

The full FAS 123R values for the 2006 grants of stock and option awards are as follows: Mr. Daberko: $1,497,678 for stock awards and $1,176,750 for option awards pursuant to the annual grant; Mr. Kelly: $873,661 for stock awards and $228,813 for option awards pursuant to the annual grant, $1,549,380 for restricted stock units awarded pursuant to the special retention grant and $1,983,749 for the expected value under FAS 123R for the restricted stock units awarded pursuant to the special performance grant; Mr. Raskind: $582,428 for stock awards and $457,625 for option awards pursuant to the annual grant, $1,549,380 for restricted stock units awarded pursuant to the special retention grant and $1,983,749 for the expected value under FAS 123R for the restricted stock units awarded pursuant to the special performance grant; Mr. Frate: $399,378 for stock awards and $104,600 for option awards pursuant to the annual grant.

Prior to October 23, 2006, the exercise price of stock options was determined by reference to the closing price of Common Stock on the preceding trading date. Commencing on October 23, 2006 for options awarded on or after that date, the exercise price is determined by reference to the closing price on the date of grant. No options were granted to the Named Executive Officers during the year that had a fair market value at closing on the date of the award that exceeded the exercise price.

The following table sets forth the outstanding equity awards of the Named Executive Officers at the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
				Equity						Awards:	Market or
				Incentive					Market	Number of	Payout
				Plan Awards:			Number		Value of	Unearned	Value of
	Number of	Number of		Number of			of Shares		Shares or	Shares,	Unearned
	Securities	Securities		Securities			or Units		Units of	Units or	Shares,
	Underlying	Underlying		Underlying			of Stock		Stock	Other	Units or
	Unexercised	Unexercised		Unexercised	Option		That		That	Rights	Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have	That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)		(#)	($)	Date	(#)(2)		($)	(#)	($)
D.A. Daberko	250,000				28.69	7/28/07	151,146	(a)	5,525,898
	300,000				33.94	7/28/08
	291,414				27.88	8/10/09
	150,000				17.81	6/20/10
	300,000				31.00	7/24/11
	325,000				27.48	7/23/12
	262,500	87,500	(a)		33.83	7/29/13
	51,370				33.17	6/20/10
	175,000	175,000	(b)		35.80	7/26/14
	47,635				37.79	6/20/10
	22,578				39.40	6/20/10
	50,000	150,000	(c)		36.03	8/31/15
	67,941				34.96	6/20/10
		225,000	(d)		36.61	11/29/16

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
				Equity						Awards:		Market or
				Incentive					Market	Number of		Payout
				Plan Awards:			Number		Value of	Unearned		Value of
	Number of	Number of		Number of			of Shares		Shares or	Shares,		Unearned
	Securities	Securities		Securities			or Units		Units of	Units or		Shares,
	Underlying	Underlying		Underlying			of Stock		Stock	Other		Units or
	Unexercised	Unexercised		Unexercised	Option		That		That	Rights		Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable(1)		(#)	($)	Date	(#)(2)		($)	(#)		($)
J.D. Kelly	50,000				33.94	7/28/08	103,268	(b)	3,775,478	62,500	(c)	2,285,000
	20,960				35.94	7/28/07
	34,631				30.15	6/20/10
	36,066				31.00	7/24/11
	35,089				29.12	6/20/10
	52,500	17,500	(e)		33.83	7/29/13
	50,000	50,000	(f)		35.80	7/26/14
	48,902				37.35	7/23/12
	22,262				37.35	7/28/07
	2,677				37.35	6/20/10
	2,676				37.35	8/10/09
	27,673				39.25	8/10/09
	22,675				33.79	7/24/11
	10,728				33.79	8/10/09
	8,750	26,250	(g)		36.03	8/31/15
		43,750	(h)		36.61	11/29/16
P.E. Raskind	60,000				31.00	7/24/11	93,213	(d)	3,407,867	62,500	(e)	2,285,000
	28,303				27.30	10/23/10
	35,424				30.84	10/23/10
	49,747				27.32	10/23/10
	39,873				33.31	10/23/10
	52,500	17,500	(i)		33.83	7/29/13
	22,213				33.68	7/23/12
	4,447				35.85	7/23/12
	50,000	50,000	(j)		35.80	7/26/14
	28,398				36.23	7/23/12
	8,750	26,250	(k)		36.03	8/31/15
		87,500	(l)		36.61	11/29/16
W.E. MacDonald III	46,516				28.69	7/28/07
	70,000				33.94	7/28/08
	66,414				27.88	8/10/09
	200,000				31.00	7/24/11
	200,000				27.48	7/23/12
	107,435				29.08	6/20/10
	225,000				33.83	7/29/13
	225,000				35.80	7/26/14
	2,640				37.86	8/10/09
	2,639				37.86	7/28/07
	2,641				37.86	6/20/10
	60,000				36.03	8/31/15
D.J. Frate	400,000				33.55	12/1/13	36,023	(f)	1,317,001
	25,000	25,000	(m)		35.80	7/26/14
	8,750	26,250	(n)		34.76	12/15/15
		20,000	(o)		36.61	11/29/16

(1) Options vesting schedule:

(a) 87,500 on 7/29/07

(b) 87,500 on 7/26/07 and 87,500 on 7/26/08

(c) 50,000 on 8/31/07, 50,000 on 8/31/08 and 50,000 on 8/31/09

(d) 56,249 on 11/29/07, 56,251 on 11/29/08, 56,249 on 11/29/09 and 56,251 on 11/29/10

(e) 17,500 on 7/29/07

(f) 25,000 on 7/26/07 and 25,000 on 7/26/08

(g) 8,750 on 8/31/07, 8,750 on 8/31/08 and 8,750 on 8/31/09

(h) 10,937 on 11/29/07, 10,938 on 11/29/08, 10,937 on 11/29/09 and 10,938 on 11/29/10

(i) 17,500 on 7/29/07

(j) 25,000 on 7/26/07 and 25,000 on 7/26/08

(k) 8,750 on 8/31/07, 8,750 on 8/31/08 and 8,750 on 8/31/09

(l) 21,874 on 11/29/07, 21,876 on 11/29/08, 21,874 on 11/29/09 and 21,876 on 11/29/10

(m) 12,500 on 7/26/07 and 12,500 on 7/26/08

(n) 8,750 on 12/15/07, 8,750 on 12/15/08 and 8,750 on 12/15/09

(o) 4,999 on 11/29/07, 5,001 on 11/29/08, 4,999 on 11/29/09 and 5,001 on 11/29/10

(2) Restricted stock vesting schedule:

(a)	22,573 on 3/1/07, 18,182 on 8/31/08, 18,182 on 8/31/09, 20,454 on 11/29/09, 51,300 on 8/8/10 and 20,455 on 11/29/10

(b)	16,213 on 4/22/08, 9,545 on 8/31/08, 14,000 on 10/23/08, 9,546 on 8/31/09, 14,000 on 10/23/09, 11,932 on 11/29/09, 14,000 on 10/23/10, 11,932 on 11/29/10 and 2,100 on 8/13/18

(c)	62,500 on 10/23/10

(d)	16,213 on 4/22,08, 9,545 on 8/31/08, 14,000 on 10/23/08, 9,546 on 8/31/09, 14,000 on 10/23/09, 7,954 on 11/29/09, 14,000 on 10/23/10 and 7,955 on 11/29/10

(e)	62,500 on 10/23/10

(f)	18,750 on 12/16/07, 3,182 on 12/15/08, 5,454 on 11/29/09, 3,182 on 12/15/09 and 5,455 on 11/29/10

The following table sets forth the exercise of stock options, lapse of restrictions on restricted stock and vesting of restricted stock units of the Named Executive Officers during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

D.A. Daberko	452,449	3,111,431	48,431	1,698,757
J.D. Kelly	50,032	65,042	16,213	579,777
P.E. Raskind	0	0	16,213	579,777
W.E. MacDonald III	150,346	951,920	88,877	3,208,691
D.J. Frate	0	0	18,751	684,000

The following table sets forth the estimated retirement benefits under defined benefit and supplemental executive retirement plans for the Named Executive Officers as of the fiscal year ended December 31, 2006.

PENSION BENEFITS

		Number of Years		Present Value of	Payments During
	Plan	Credited		Accumulated	Last Fiscal
Name	Name	Service (#)		Benefit ($)	Year ($)

D.A. Daberko	Qualified Plan	38.5833		1,268,858	0
	SERP	38.5833		19,759,022	0
J.D. Kelly	Qualified Plan	27.2500		414,316	0
	SERP	27.2500		2,657,815	0
P.E. Raskind	Qualified Plan	6.4167		63,775	0
	SERP	6.0000	(1)	1,351,536	0
W.E. MacDonald III	Qualified Plan	38.5000		1,015,798	0
	SERP	38.5000		10,789,890	0
D.J. Frate	Qualified Plan	3.0833		27,207	0
	Suppl. CB Plan	3.0833		99,602	0

(1)	The number of years of service credited to Mr. Raskind for the Qualified Plan is based on his start date with National City, and the number of years of service credited to him for the SERP is based on his date of entry into the SERP, which was January 1, 2001. Mr. Raskind derived no benefit from having the credited years differ from his actual years of service.

The National City Non-Contributory Retirement Plan (the “Qualified Plan”) is a qualified, non-contributory defined benefit plan, and the pension trust is tax exempt under the Internal Revenue Code. The Qualified Plan presently covers regular employees of National City and subsidiaries who were hired prior to April 1, 2006. Effective April 1, 2006 the Qualified Plan was closed to new participants. Under the Qualified Plan’s cash balance formula, participants receive monthly pay credits to their cash balance accounts. The pay credits are equal to a percentage (between 3% and 8%) of the participant’s earnings, depending upon the participant’s age and years of service. Under the cash balance formula, a participant’s earnings are defined to mean generally all non-deferred compensation paid to such participant including overtime and commissions. Participants also receive monthly interest credits to their cash balance accounts. The rate at which interest is credited is based upon the annual yield of a 30-year U.S. Treasury security for September of the preceding year. Generally, upon reaching the normal retirement age of 65, with five or more years of vesting service, a participant in the Qualified Plan is entitled to receive, monthly for life, a basic benefit (less certain deductions specified in the Qualified Plan). This basic benefit is determined by converting the participant’s cash balance account to an equivalent monthly annuity amount. A participant may retire at any time after age 55 with ten or more years of vesting service. The early retirement benefit is calculated in the same manner as the retirement benefit and is based upon the value of the participant’s cash balance account at the date such early retirement benefit commences. Mr. Daberko is currently entitled to an unreduced early retirement benefit based upon his age and years of service. Mr. MacDonald is currently eligible for the early retirement benefit. Certain participants who were participants in the Qualified Plan prior to January 1, 1999, or who were participants in another retirement plan which was merged into the Qualified Plan, may be entitled to certain additional or transitional benefits as specified in the Qualified Plan. The Internal Revenue Code places limits on the amount of annual benefits which may be paid to any participant by the pension trust of the Qualified Plan.

National City also maintains a supplemental executive retirement plan (“SERP”) to supplement the pension payments under the Qualified Plan for certain senior officers of National City and its subsidiaries who may be designated from time to time by the Compensation Committee. The SERP’s purpose is to augment an individual’s retirement income. Under the SERP formula in effect prior to July 1, 2002, upon reaching normal retirement age of 65, each participant in the SERP was entitled to receive monthly for life a basic benefit (less certain deductions specified in the plan) based upon the sum of (i) the average of the participant’s highest 60 consecutive months of base salary earned during the last 120 months of active employment plus (ii) the average of the participant’s five highest awards received under the MIP during the last ten years of active employment preceding retirement (together “Final Average Earnings”), without regard to the limits on compensation or annual benefits payable under the Internal Revenue Code. The annual basic benefit was equal to the sum of (x) 1 1/4% times the employee’s Final Average Earnings not in excess of “covered compensation,” plus (y) 1 3/4% times the employee’s Final Average Earnings in excess of “covered compensation,” and such sum multiplied by the number of years of benefit service, but not more than 35 years. “Covered compensation,” which is computed pursuant to government regulations, generally is based upon the average of the wage base covered by social security during an employee’s assumed 35-year work experience. Mr. Daberko is currently entitled to an unreduced early retirement benefit based upon his age and years of service. Mr. MacDonald is currently eligible for the early retirement benefit.

The SERP was amended and restated effective July 1, 2002 to be substantially similar to the Qualified Plan as to the formula for calculating pay credits and interest credits thereunder, but without regard to the limits on compensation or annual benefits payable under the Internal Revenue Code. A minimum benefit is established under the SERP for participants who were in the SERP immediately preceding July 1, 2002 (“Prior Plan”). The minimum benefit equals the benefit under the Prior Plan, provided, however, that for purposes of calculating the minimum benefit, Final Average Earnings shall be capped at an amount equal to the sum of the participant’s base salary for 2001 plus his award under the MIP payable in 2002. Participants who were in the Prior Plan, but had not attained age 55 as of July 1, 2002, are eligible for transitional pay credits equal to 9%. These credits are in lieu of any transitional pay credits otherwise applicable under the Qualified Plan.

Participants in the Prior Plan were credited with an opening account balance. The opening account balance was based on the participant’s accrued benefit under the Prior Plan as of July 1, 2002, calculated using the vesting service as of July 1, 2002 (or projected to age 55, if greater) and a benefit commencement age of 62 (or current age, if greater). SERP benefits are reduced by amounts payable under the Qualified Plan plus amounts payable under any corporate program which is deemed to be another offset program to the SERP, as determined by the Compensation Committee. Participants in the Prior Plan will receive the greater of the cash balance benefit or the minimum benefit defined by the SERP. Vesting occurs at age 55 and benefits are payable upon retirement or death. The SERP also provides supplemental disability benefits. The annual supplemental disability benefit is equal to 60% of the participant’s base salary at the time of the disability less designated offsets. In the event of a change in control of National City, the SERP provides for the vesting of all accrued benefits. Benefits under the SERP are paid from general revenues of National City and have no effect on the existing pension trust fund.

National City adopted a supplemental cash balance retirement plan (“Supplemental Cash Balance Plan”) for those key officers of National City or its affiliates who may be designated from time to time by the Compensation Committee. The Supplemental Cash Balance Plan is to supplement the Qualified Plan with respect to an individual’s earnings which, by reason of the annual maximum limit on compensation or the limit of annual benefits payable under the Internal Revenue Code, would not be recognized under the Qualified Plan. The Supplemental Cash Balance Plan is substantially similar to the Qualified Plan as to the formula for calculating pay credits and interest credits thereunder. Executive officers who are eligible to participate in the Supplemental Cash Balance Plan are provided supplemental disability benefits under the National City Executive Long-Term Disability Plan, which provides supplemental salary payments during each month that the executive is unable to work as a result of accident, illness or other disability. In the event of a change in control of National City, the Supplemental Cash Balance Plan provides for the vesting of all accrued benefits. Benefits under the Supplemental Cash Balance Plan are paid from the general revenues of National City and have no effect on the existing pension trust fund. Such benefits are subject to certain provisions for forfeiture as set forth in the Supplemental Cash Balance Plan. Individuals may not participate in both the Supplemental Cash Balance Plan and the SERP. Currently, Mr. Frate is the only Named Executive Officer who participates in the Supplemental Cash Balance Plan.

The present value of the current accrued benefit was calculated based on a discount rate of 6% and post-retirement mortality was based on the RP-2000 Combined Healthy Mortality table projected five years. In accordance with National City’s assumptions for the Financial Accounting Standards Board’s standard on employers’ accounting for pensions (FAS 87) valuations, 60% of qualified plan benefits are assumed to be paid as a partial lump sum and 40% are assumed to be paid as a life annuity. Benefits under the supplemental executive retirement plan and the supplemental cash balance retirement plan were assumed to be paid as a lump sum. Lump sums were valued using 4.75% interest and the mortality table specified in Revenue Ruling 2001-62. Present values were calculated assuming retirement at the earliest unreduced retirement age in the plan as follows: for the qualified retirement plan, the earlier of age 65 or age 62 with 20 years of service for participants who were in the plan as of December 31, 1998 and age 55 with 10 years of service for other participants; for the supplemental executive retirement plan, the earliest of age 65 or age 62 with 20 years of service or attainment of age plus service equaling 95; and for the supplemental cash balance retirement plan, age 55 with 10 years of service. Reference is made to related disclosure included in National City’s 2006 Annual Report, previously delivered and filed with the Securities and Exchange Commission on February 8, 2007, in the following section of the Notes to Consolidated Financial Statements: Note 24 — Pension and Other Postretirement Benefit Plan, Defined Benefit Plans, pages 77 and 78.

The following table sets forth contributions, earnings and balances under nonqualified defined contribution and other nonqualified deferred compensation plans for the Named Executive Officers during the fiscal year ended December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	National City	Aggregate		Balance
	Contributions	Contributions	Earnings	Aggregate	at Last
	in Last	in Last	in Last	Withdrawals/	Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(1)	($)(1)	($)	($)(2)

D.A. Daberko	0	0	752,536	0	5,930,295
J.D. Kelly	0	0	320,039	0	3,171,785
P.E. Raskind	0	0	36,871	0	275,587
W.E. MacDonald III	139,167	0	641,692	0	5,413,877
D.J. Frate	0	0	302,459	0	1,995,776

Current deferrals are credited under the 2004 Deferred Compensation Plan. Earnings in 2006 may be from participation in the Executive Savings Plan, Deferred Compensation Plan and/or the 2004 Deferred Compensation Plan. The Named Executive Officers may defer up to 50% of base salary and up to 90% of incentive pay and may also be awarded non-elective deferred compensation. Plan earnings are based upon index funds representing broad asset categories and National City Common Stock. Deferred compensation receives earning credits based on the performance of specific funds from which the Named Executive Officers may select. These funds include the Allegiant Money Market Fund, Allegiant S&P 500 Index Fund, Vanguard Total Bond Market Index Fund, Vanguard Small Cap Index Fund and Vanguard European Stock Index Fund. Deferred compensation may also be credited to the National City Common Stock fund. Dividends equivalents paid on the stock are paid at the same rate and frequency as for all stockholders of National City. All deferrals and earnings thereon are fully vested at all times, unless a specific award states otherwise. Participants may change their investment options during times approved by the plan administrator. Distributions generally commence in January of the year following termination. Following retirement, distributions may be made annually for a period not exceeding ten years.

As explained above in footnote (4) to the Summary Compensation Table, there are no preferential nonqualified deferred compensation earnings reported in the Summary Compensation Table for any Named Executive Officer.

The value of benefits paid or furnished by National City in 2006 to the Named Executive Officers, other than those included in the preceding tables, are less than the amounts required to be disclosed pursuant to the Exchange Act.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Agreements Not to Compete.  Messrs. Daberko and MacDonald have each entered into agreements not to compete with National City. Pursuant to these agreements Messrs. Daberko and MacDonald have agreed not to compete with National City for a period of eighteen months following the termination of their employment. As compensation for these non-compete agreements, each will be paid at the end of their non-compete period a sum equal to 50% of their respective highest total compensation earned during any of the last five full calendar years each of them was employed by National City. Total compensation includes base salary, the total award for the individual earned pursuant to the MIP and any amounts awarded the individual for a plan cycle ending in such calendar year pursuant to LTIP Awards. The value of the non-compete is estimated at $2,080,000 for Mr. Daberko and $1,326,079 for Mr. MacDonald. These estimates are based on the following assumptions: (i) base salary is based on actual payments made in a given year, (ii) the total MIP award does not include a restricted stock premium, (iii) the MIP payout for the 2006 performance year was used and (iv) the LTIP Award is for the performance period ending in the specific year used for compensation.

Severance and Employment Agreements.  National City recognizes that, as is the case at most companies, the possibility of a change in control exists. Accordingly, National City desires to assure itself of both present and future continuity of management and wishes to ensure that its senior executive officers and other key employees (“Executives”) continue to remain in the employ of National City by entering into severance pay agreements with certain Executives of National City, including each Named Executive Officer. The severance agreements were entered into upon the recommendation of the Compensation Committee and the forms of the agreement were approved by the board of directors. The agreements become immediately operative upon a change in control.

The severance agreements provide that upon involuntary termination of employment with National City, a subsidiary or a successor to National City within three years following a change in control, unless the termination is because of death, permanent disability or cause, the Executive will be entitled to severance compensation. The severance agreements also provide that following a change in control, the Executive may terminate his own employment under certain circumstances with National City or a subsidiary with the right to severance compensation during the period commencing with the occurrence of the change in control and continuing until the earliest of the third anniversary of the occurrence of the change in control, death or the attainment of age 65 and upon the occurrence of one or more certain additional events. For certain Executives, including Named Executive Officers, the severance agreements also provide that in the event of a change in control, the Executive may terminate his employment with National City or any subsidiary for any reason during the 30-day period immediately following the first anniversary of the first occurrence of a change in control without cause with the right to severance compensation.

The severance compensation will be a lump-sum payment in an amount equal to three times the sum of (i) base salary at the highest rate in effect for any period prior to the termination date plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the change in control occurs. The severance agreements also provide the Executive 36 months of welfare plan and retirement plan coverage, or the financial equivalent thereof. National City has agreed to bear the expense of any and all legal fees incurred by any Executive associated with the interpretation, enforcement or defense of his rights under the severance agreements. The severance agreements provide a gross-up for excise tax, if any, under Section 4999 of the Internal Revenue Code.

Messrs. Kelly, Raskind and Frate are parties to these agreements. In October 2006, Messrs. Daberko and MacDonald each entered into an agreement pursuant to which each terminated his respective severance agreement, thereby waiving any benefits under the severance agreements. Additionally, in November 2006, Messrs. Daberko and MacDonald each entered into an agreement to terminate all change in control benefits thereby waiving various benefits if a change in control of National City occurs, including, but not limited to, acceleration of vesting, acceleration of payment of a benefit, the payment of an incentive award at a higher level than would otherwise occur, an extension of time to exercise a benefit and the lapsing of restrictions that would otherwise continue.

Change in Control.  The following plans and arrangements contain provisions for change in control:

•	Stock Option Awards — Vesting is accelerated to the date of a change in control and the options remain exercisable for their full remaining term.

•	Restricted Stock/Unit Awards — Vesting is accelerated to the date of a change in control.

•	Management Incentive Plan — A maximum award is paid to all participants within five days of the effective date of the change in control.

•	Plan Cycle Awards under the Long-Term Cash and Equity Incentive Plan — Maximum pro-rata awards are paid for each plan cycle.

•	Non-elective deferrals into Deferred Compensation Plan — Vesting is accelerated to the date of a change in control.

•	Split Dollar Life Insurance — National City may not alter or terminate the program.

•	SERP/Supplemental Cash Balance Plan — Vesting is accelerated to the date of a change in control. There is no increase in benefit other than as a result of any impact payment of a MIP award on the calculation.

•	Severance Agreement — Provides for termination benefits based upon a multiple of three times base and bonus as described above. In addition, severance agreements provide a gross-up for excise taxes under Section 4999 of the Internal Revenue Code.

Estimated benefits to the Named Executive Officers for each of these items is detailed in the table below. Calculations assume a stock price of $45. Values are calculated in accordance with Section 280G of the Internal Revenue Code and the regulations promulgated thereunder.

	Severance	Other	Other Non-
	Agreement	Cash	Cash	Excise Tax
	Payments	Payments	Payments	Gross-Up	Total
D. A. Daberko	—	—	—	—	—
J. D. Kelly	4,245,548	3,552,800	13,452,772	11,352,132	32,603,252
P. E. Raskind	4,312,065	3,581,000	12,778,251	10,785,026	31,456,342
W. E. MacDonald III	—	—	—	—	—
D. J. Frate	3,481,800	1,660,000	7,841,146	6,374,660	19,357,606

•	Other Cash Payments includes the maximum annual and pro-rata long-term awards under the MIP and LTIP Awards.

•	Other Non-Cash Payments includes the acceleration value of restricted stock and the acceleration and extension of term value of stock options. Stock option values have been calculated using the safe harbor method under Section 280G of the Internal Revenue Code.

Savings Plan.  The National City Savings and Investment Plan is a tax qualified profit-sharing plan with a cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code. Under the 401(k) plan all eligible employees may make before-tax contributions from their compensation to the 401(k) plan trust for their accounts. Subject to limits established under the Internal Revenue Code, contributions may be directed in any whole percentage between 1% and 20% of the employee’s base salary and certain variable pay including overtime pay, bonuses, commissions, incentive compensation and other forms of special compensation paid in cash. Participants who have completed one year of continuous service shall also be eligible to receive matching employer contributions on the basis of their before-tax contributions made after that date. Currently, matching employer contributions are made in an amount equal to 115% of the first 6% of such an employee’s salary contributed as a before-tax contribution. Amounts contributed to the 401(k) plan may be invested in certain investment choices. The portion of the 401(k) plan invested in the National City

Common Stock investment fund constitutes an Employee Stock Ownership Plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code. Before-tax contributions and matching employer contributions are fully vested at all times.

2004 Deferred Compensation Plan.  In December of 2004, National City adopted the 2004 Deferred Compensation Plan, a plan through which base salary, variable pay and amounts awarded under certain other executive compensation programs may be deferred. The terms of the 2004 Deferred Compensation Plan also permit National City to grant amounts of non-elective deferred compensation. Participants in the 2004 Deferred Compensation Plan are limited to those key officers of National City and its subsidiaries who may be designated from time to time by the Compensation Committee. The Compensation Committee may delegate the responsibility of designating employees to management. Amounts deferred pursuant to the terms of the 2004 Deferred Compensation Plan are credited to accounts and receive earning credits based on funds, as elected by the participant, established under the 2004 Deferred Compensation Plan or in Common Stock, as referenced above in the narrative discussion to the Nonqualified Deferred Compensation table. Such amounts and any gains or losses represent unfunded general obligations of National City. Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to participate in the 2004 Deferred Compensation Plan. Deferrals made after January 1, 2005 are made pursuant to the 2004 Deferred Compensation Plan. All prior deferrals were made pursuant to the Executive Savings Plan and the Deferred Compensation Plan. These plans provided key officers with a deferral opportunity with respect to base salary, variable pay and executive compensation awards.

Grantor Trust.  A trust has been established to hold assets in the case of a change in control for the payment of benefits for unfunded deferred compensation for executives under the MIP, the Long-Term Cash and Equity Incentive Plan, the Supplemental Cash Balance Plan, the Executive Savings Plan and certain life insurance agreements.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the review and discussions, the Compensation and Organization Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into National City’s 2006 Annual Report on Form 10-K.

Paul A. Ormond, Chairman
Christopher M. Connor
Bernadine P. Healy, M.D.
Gerald L. Shaheen

February 26, 2007

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees National City’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in National City’s Annual Report on Form 10-K with management, which included a discussion of the selection of appropriate accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the fair presentation of National City’s audited financial statements in accordance with generally accepted accounting principles, its judgment as to National City’s selection of appropriate accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and National City, including the matters contained in the firm’s written report required by the Independence Standards Board, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with National City’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of National City’s internal controls and the overall quality of National City’s financial reporting.

The Audit Committee has recommended to the board of directors that the audited financial statements be included in National City’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

James S. Broadhurst, Chairman
Jon E. Barfield
S. Craig Lindner
Jerry Sue Thornton
Morry Weiss

February 7, 2007

Independent Public Accountants

Audit Fees

The aggregate fees billed by Ernst & Young LLP for the annual audit of National City’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2006, the reviews of the quarterly reports on Form 10-Q for the same fiscal years and statutory and regulatory filings were $5.8 million for 2005 and $6.2 million for 2006.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related services for the fiscal years ended December 31, 2005 and 2006 were $1.5 million for 2005 and $1.0 million for 2006. Audit-related fees are comprised primarily of audits of benefit plans and various third-party reports.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax related services for the fiscal years ended December 31, 2005 and 2006 were $0.6 million for 2005 and $0.5 million for 2006. Tax related services are comprised primarily of tax compliance services and assistance with tax audits and appeals.

All Other Fees

There were no fees billed by Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2005 and 2006.

The Audit Committee’s pre-approval policies and procedures are described in the National City Corporation Corporate Audit Committee Procedures Regarding Audit and Non-Audit Services Provided by the Independent Registered Public Accounting Firm attached to this Proxy Statement as Exhibit A. In 2006, all of the services described above were pre-approved by the Audit Committee.

Transactions with Related Persons

Transactions with Related Persons

Certain of National City’s directors, director nominees and executive officers, and their immediate family members and certain business affiliates, as defined by the Securities and Exchange Commission, have engaged in lending and other ordinary banking transactions, both personal and corporate, with National City and its subsidiaries during 2006 and to date during 2007. Similar additional transactions are expected to take place in the ordinary course of business in the future. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to National City’s directors, director nominees and executive officers and do not involve more than the normal risk of collectibility or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons

The board of directors of National City recognizes that transactions with related persons present a heightened potential for conflict of interest, or the perception of a conflict, and therefore has adopted a policy for the review, approval or ratification of transactions with executive officers, directors and other related persons, as defined by the Securities and Exchange Commission. The transactions subject to this policy include any transaction, arrangement or relationship, including any series of similar transactions, arrangements or relationships, with National City in which any director, executive officer or other related person has a direct or indirect material interest, except certain transactions that fall within permitted exceptions and do not affect director independence.

Each executive officer, director and other related person is required to promptly notify National City’s General Counsel of any transaction that is within the scope of the policy. For transactions that are determined to be within the scope of the policy and for which disclosure is required, certain procedures apply. For all transactions, including indebtedness, made within the ordinary course of National City’s business, the General Counsel shall provide the Nominating and Board of Directors Governance Committee (the “Committee”) all related person transactions disclosures required to be made in the proxy statement prior to the proxy statement being filed with the Securities and Exchange Commission. For all transactions not made in the ordinary course of National City’s business, the General Counsel may (i) disallow the transaction if it is not in the best interest of National City, (ii) recommend that the Committee review the transaction in advance or (iii) allow the transaction, subject to ratification by the Committee, but only if the interests of National City will be best served by allowing the transaction to proceed. For all transactions that could affect a director’s independence status under the Securities and Exchange Commission and the New York Stock Exchange, the General Counsel shall recommend that the Committee review the transaction in advance. Any transaction that occurs prior to the Committee’s review may be ratified by the Committee in accordance with the guidelines set forth below. The Committee may, in its discretion, present to the board of directors a summary of its review of any related person transactions brought to the Committee by the General Counsel.

At each regularly scheduled Committee meeting, the General Counsel shall report each known transaction to be considered by the Committee in accordance with the procedures above, including the aggregate value of each transaction and any other relevant information. After its review, the Committee shall approve, ratify or disallow each such transaction, except, in the case where proposed disclosures for the proxy statement are being presented, the Committee shall approve or modify such disclosures. At each subsequently scheduled meeting, the General Counsel shall update the Committee as to any material change to any previously approved transactions or any new proposed transactions for the Committee’s review. Factors to be considered by the General Counsel and the Committee, as applicable, shall include, if applicable, whether the transaction is in conformity with National City’s Code of Ethics, whether the transaction is in the best interests of National City, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the direct or indirect materiality of the interest, considering the relationship of the parties and amount involved, the significance of information to investors in light of all circumstances and the importance of the interest to the person having the interest and whether the transaction could call into question the status of any director or director nominee as an independent director under the rules of the New York Stock Exchange.

Stockholder Proposals

Under the Securities and Exchange Commission rules, holders of Common Stock who wish to make a proposal to be included in National City’s Proxy Statement and proxy for National City’s 2008 Annual Meeting of Stockholders must cause such proposal to be received by National City at its principal office not later than November 8, 2007. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal, the number of shares of Common Stock owned and the dates those shares were acquired by the stockholder. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his or her intention to continue to hold the securities through the date of the 2008 Annual Meeting of Stockholders and appear at National City’s 2008 Annual Meeting, either in person or by representative, to present the proposal. The proxy rules of the Securities and Exchange Commission govern the content and form of stockholder proposals and the minimum stockholding requirement. All proposals must be a proper subject for action at National City’s 2008 Annual Meeting.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2008 Annual Meeting of Stockholders, but not for inclusion in National City’s Proxy Statement and proxy for the 2008 Annual Meeting of Stockholders. Under National City’s First Restatement of By-Laws, as amended, for business to be properly requested to be brought before an annual meeting of stockholders, the Secretary of National City must receive from the stockholder a notice in writing of such request not less than 60 days prior to the annual meeting. In addition, the stockholder must be a stockholder of record of National City at the time of giving such notice and be entitled to vote at such annual meeting. National City’s 2008 Annual Meeting of Stockholders, unless changed, is scheduled to be held April 29, 2008, in Cleveland, Ohio, and 60 days prior to that date is February 29, 2008. A copy of the By-Laws may be obtained from the Secretary of National City at the address on the first page of this Proxy Statement.

Voting

A quorum of a majority of the issued and outstanding Common Stock is required for the transaction of business by stockholders at the Annual Meeting. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. The ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2007 and the approval of the stockholder proposal each requires the favorable vote of the holders of shares of Common Stock representing at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions are counted for the purposes of determining whether a quorum is achieved and for determining the number of shares which are present in person or represented by proxy at the Annual Meeting. Consequently, an abstention has the same effect as a vote against a proposal, as each abstention is one less vote in favor of the proposal. Abstentions have no impact on the election of directors. Under the New York Stock Exchange rules, absent timely client voting instructions, brokers are authorized to exercise discretionary voting authority on certain routine proposals such as the election of directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm. Brokers may not, however, vote on the stockholder proposal absent timely client voting instructions. Shares that are not voted on proxies returned by brokers (broker non-votes) will be counted for the purpose of determining whether a quorum has been achieved. Broker non-votes will not be counted for the purpose of determining the number of shares present in person or represented by proxy with respect to, and will have no impact on, the stockholder proposal.

Methods.  You may vote in person at the Annual Meeting or by proxy. You have three ways to vote by proxy:

1. Connect to the website on the Internet at http://www.cesvote.com;

2. Call 1-888-693-8683; or

3. Sign and date the enclosed proxy and return it in the accompanying envelope.

Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this Proxy Statement. The internet and telephone services authenticate stockholders by use of a control number. Please be advised that if you choose to vote via the Internet or the telephone, you do not need to return the proxy card.

Rights.  Each share of your Common Stock will be tabulated as one vote. In the event you vote and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the Annual Meeting. You have 5 ways to revoke your proxy:

1. Connect to the website previously listed by 6:00 a.m. April 24, 2007, Eastern Daylight Time;

2. Call the telephone number previously listed by 6:00 a.m. April 24, 2007, Eastern Daylight Time;

3. Receipt by National City prior to the Annual Meeting of a later dated proxy;

4. Receipt by the Secretary of National City prior to the Annual Meeting of a written revocation; or

5. Vote in person at the Annual Meeting.

General Information

The costs of solicitation of proxies will be borne by National City. In addition to using the mails, proxies may be solicited by personal interview, telephone and wire, and it is anticipated that banks and brokerage houses, and other institutions, nominees or fiduciaries, will be requested to forward their proxy soliciting material to their principals and to obtain authorizations for the execution of proxies. Officers and regular employees of National City or its subsidiaries, acting on its behalf, may solicit proxies personally or by telephone or wire. National City has retained Georgeson Shareholder Communications Inc. to assist in such solicitation. The fee of Georgeson Shareholder Communications Inc. is estimated not to exceed $12,000, plus reasonable out-of-pocket costs and expenses. National City does not expect to pay any other compensation for the solicitation of proxies but may, upon request, pay the standard charges and expenses of banks, brokerage houses and other institutions, nominees and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. No such payment, however, will be made to any National City subsidiaries acting through their nominees or acting as a fiduciary.

National City is not aware of any matters which may be presented for action at the Annual Meeting other than the matters herein set forth. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy as proxies to vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

By Order of the Board of Directors

DAVID L. ZOELLER
Secretary

March 7, 2007

Exhibit A

NATIONAL CITY CORPORATION CORPORATE AUDIT COMMITTEE PROCEDURES
REGARDING AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	The audit committee shall approve in advance any audit and non-audit services to be provided and performed by the independent registered public accounting firm. The audit committee delegates to the chairman of the committee the authority to grant such approval on its behalf, provided that all audit and non-audit services so approved be reviewed with the audit committee at its next meeting. In the absence of the chairman, another member of the audit committee may act on its behalf.

•	The following non-audit services are specifically prohibited from being performed by the independent registered public accounting firm:

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation.

•	Financial information systems design and implementation.

•	Appraisal or valuation services, fairness opinions, and contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing services.

•	Management functions or human resources.

•	Broker or dealer, investment advisor, or investment banking services.

•	Legal services and expert services unrelated to the audit.

•	Any other service that the board determines by regulation is impermissible.

•	Fees paid to the independent registered public accounting firm for non-audit services should not exceed the fees paid for the sum of all audit and audit-related services.

•	The audit committee grants standing approval for the following audit and non-audit services provided that the non-audit services listed below in the aggregate, do not exceed the overall limit for non-audit services specified in the preceding paragraph and are reviewed at each audit committee meeting following their commencement:

•	Expansions of audit scope.

•	Statutory audit requirements.

•	Attestation reports on internal control.

•	Consents, comfort letters, and agreed-upon procedures in connection with securities underwritings.

•	Assistance in responding to SEC comment letters, as applicable.

•	Tax appeals and audit assistance provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Tax consultation and compliance related to specific matters affecting federal, state, local or foreign taxes; income tax accounting; transfer pricing; employee benefit matters; franchise taxes; property taxes; sales or use taxes; or payroll taxes, provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Technical accounting and consultation and assistance, including related research, provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Merger, acquisition and divestiture accounting and tax guidance provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	All other audit and non-audit services provided by the independent registered public accounting firm not specifically identified in the preceding paragraph shall be approved in advance by the audit committee.

A-1

NATIONAL CITY CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Website and
Cast your vote:
http://www.cesvote.com

Vote by Mail
Return your proxy
in the Postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. eastern daylight time on April 24, 2007 to be counted in the final tabulation.
If you vote by mail, your proxy must be received prior to the Annual Meeting to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

è

Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

National City Corporation	Proxy
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 24, 2007.
The undersigned stockholder of National City Corporation hereby appoints Thomas A. Richlovsky and David L. Zoeller and each of them, with power of substitution, proxies for the undersigned to vote all the shares of Common Stock of National City which the undersigned is entitled to vote at the Annual Meeting of Stockholders of National City to be held on April 24, 2007 and any adjournment thereof as follows and in their discretion to vote and act upon such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR the slate of directors, FOR proposal 2 and AGAINST proposal 3.
UNLESS OTHERWISE INDICATED, THE PROXIES ARE INSTRUCTED TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE OPPOSITE SIDE OF THIS CARD AS DIRECTORS, FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AGAINST THE STOCKHOLDER PROPOSAL.

Signature(s)

Signature(s)

Dated:	, 2007

Please sign exactly as shown hereon. When signing as a fiduciary or on behalf of a corporation, bank, trust company or other similar entity, your title of capacity should be shown.

ê Please fold and detach card at perforation before mailing. ê

National City Corporation	Proxy
Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the slate of directors, FOR proposal 2 and AGAINST proposal 3.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1 AND 2.

1.	ELECTION OF DIRECTORS

Nominees:	(01) J. E. Barfield (02) J. S. Broadhurst (03) C. M. Connor (04) D. A. Daberko
(05) B. P. Healy          (06) M. B. McCallister      (07) P. A. Ormond       (08) P. E. Raskind
(09) G. L. Shaheen (10) J. S. Thornton (11) M. Weiss

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2.	THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.
3.	STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

	☐ FOR	☐ AGAINST	☐ ABSTAIN
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE